EXHIBIT 99.1






                            [GRAPHIC OMITTED - LOGO]
                                CARNAUD METALBOX





                                      1995
                     Group Consolidated Financial Statements

                          (US format & IAS principles)

Auditors' report

To the Shareholders of CarnaudMetalbox,

We have audited the accompanying consolidated balance sheets of CarnaudMetalbox and its subsidiaries (the "Company") as of December 31, 1995, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in the Note on Accounting Principles and Policies, the Company has deferred the application of the IAS rules revised in November 1993 (the "New Rules") normally effective January 1, 1995. The main difference between the accounting principles currently used by the Company in the preparation of the accompanying consolidated financial statements and the New Rules concerns the period of amortization of goodwill. Had the change been applied as of January 1, 1995, according to the prospective method, on the basis of a maximum twenty-year amortization period, there would have been no impact on opening shareholders' equity and net income for the year-ended December 31, 1995 would have been reduced by FF 87 million.

In our opinion, except for the effect on the December 31, 1995 financial statements of the matter described in the preceding paragraph, the consolidated financial statements present fairly, in all material respects, the financial position of CarnaudMetalbox and its subsidiaries as of December 31, 1995, 1994 and 1993 and the results of their operations, their cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1995 in conformity with International Accounting Standards issued by the IASC. With respect to Salustro Reydel, the opinion applies only to the consolidated financial statements for the year ended December 31, 1995. With respect to C. Chevalier, the opinion only applies to the consolidated financial statements for the years ended December 31, 1994 and 1993.

Certain accounting practices of the Company used in preparing the accompanying consolidated financial statements conform with International Accounting Standards, but do not conform with accounting principles generally accepted in the United States. A description of these differences and the adjustments required to conform net income and shareholders' equity with accounting principles generally accepted in the United States are set forth in Note 1-B.


Chicago and Paris,
February 21, 1996
Arthur Andersen LLP (1)

                             The Statutory Auditors
                   Members of the Compagnie Regionale de Paris
 Befec-Price Waterhouse (1)      Salustro Reydel (2)        C. Chevalier (3)

 M.S. Moralee                    J.P. Crouzet


(1) For the years ended December 31, 1995, 1994 and 1993.
(2) For the year ended December 31, 1995.
(3) For the years ended December 31, 1994 and 1993.

Consolidated statements of income
for the years ended December 31,



(In millions of FF)                                     Notes          1995         1994         1993
Net sales                                                 24          24,610       24,890       24,340
Cost of sales (excluding depreciation and amortization)              (19,569)     (19,315)     (19,035)
Selling and administrative expense                                    (1,719)      (1,883)      (1,831)
Research and development expense                                        (350)        (340)        (291)
Depreciation and amortization                                         (1,373)      (1,355)      (1,294)
Provision for restructuring                                             (250)        (288)        (306)
                                                                      ------       ------       ------

Operating income                                          24           1,349        1,709        1,583
Gain on disposals (net)                                   17              98          242          193
Financial expense (net)                                   15            (567)        (530)        (575)
                                                                      ------       ------       ------

Income before income tax                                                 880        1,421        1,201
Provision for income tax                                  18             (94)        (245)        (283)
                                                                      ------       ------       ------

Income from operations                                                   786        1,176          918
Share in income of associated companies                                    4         --             14
Minority interests in consolidated subsidiaries                           15         (226)         (97)
                                                                      ------       ------       ------

Net income                                                               805          950          835
                                                                         ===          ===          ===

Earnings per share (in French Francs)                     19            9.40         11.6         10.3
                                                                        ====         ====         ====



The Notes on pages 6 to 43 are an integral part of the consolidated financial statements.

Consolidated balance sheets
as of December 31,

(In millions of FF)

ASSETS                                                 Notes      1995         1994         1993
Intangible assets                                        3        4,916        4,792        4,803
Goodwill                                                 4        4,061        4,073        4,002
Property, plant and equipment                            5        8,713        8,633        8,512
Investments                                              6          273          266          367
                                                                 ------       ------       ------

Total non-current assets                                         17,963       17,764       17,684
                                                                 ------       ------       ------

Inventories                                              7        3,677        3,948        3,699
Trade and other receivables                              8        4,475        4,467        4,302
Cash and cash equivalents                                         2,645        2,293        1,764
                                                                 ------       ------       ------

Total current assets                                             10,797       10,708        9,765
                                                                 ------       ------       ------

Total assets                                                     28,760       28,472       27,449
                                                                 ======       ======       ======

LIABILITIES AND SHAREHOLDERS' EQUITY

Common stock                                             9          862          823          813
Paid-in capital                                                   7,212        6,570        6,396
Retained earnings                                                 5,746        5,443        4,863
Cumulative translation adjustment                                (1,520)      (1,157)        (954)
                                                                 ------       ------       ------

Shareholders' equity                                             12,300       11,679       11,118
                                                                 ------       ------       ------

Minority interests                                      10        1,355        1,829        1,720
                                                                 ------       ------       ------

Perpetual notes (TSDI)                                11-1        1,087        1,146        1,199
                                                                 ------       ------       ------

Preference shares                                  11-2 and 13    2,100          627        1,307
                                                                 ------       ------       ------

Provisions for liabilities and accruals                 12        1,469        1,645        1,631
Long-term debt                                          13        2,577        2,723        2,118
                                                                 ------       ------       ------

Provisions and long-term liabilities                              4,046        4,368        3,749
                                                                 ------       ------       ------

Short-term debt                                         13        1,584        1,388        1,473
Accounts payable and other current liabilities          14        6,288        7,435        6,883
                                                                 ------       ------       ------

Current liabilities                                               7,872        8,823        8,356
                                                                 ------       ------       ------

Total liabilities and shareholders' equity                       28,760       28,472       27,449
                                                                 ======       ======       ======
Net balance sheet debt
(including TSDI and Preference shares)                  13        4,703        3,591        4,333
                                                                  =====        =====        =====

The Notes on pages 6 to 43 are an integral part of the consolidated financial statements.

Consolidated statements of cash flows
for the years ended December 31,

(In millions of FF)                                       Notes      1995        1994         1993
Cash flows from operating activities
Net income                                                             805         950         835
Adjustments to reconcile income from operations to
  operating cash flows:
    Minority interests and share in income of
      associated companies                                             (15)        226          83
    Depreciation of property, plant and equipment            5       1,256       1,240       1,190
    Amortization of goodwill                                 4         117         115         104
    Gain on sale of businesses                              17         (76)        (23)       (178)
    Gain on sale of property, plant and equipment           17         (22)       (219)        (15)
    Change in operating assets and liabilities              20        (709)         68         126
    Restructuring and other provisions                                (111)         56          29
    Other changes, net                                                (158)         34          (5)
                                                                    ------      ------      ------

Cash flows from operating activities                                 1,087       2,447       2,169
                                                                    ------      ------      ------

Cash flows from investing activities
Purchase of intangible assets                                         (122)        (16)        (13)
Purchase of property, plant and equipment                           (1,977)     (1,896)     (1,643)
Acquisition of businesses, net of cash acquired                       (284)       (394)     (2,478)
Proceeds from sale of businesses                                       335          83         881
Proceeds from sale of property, plant and equipment                    150         546         103
                                                                    ------      ------      ------

Cash flows from investing activities                                (1,898)     (1,677)     (3,150)
                                                                    ------      ------      ------
Cash flows from financing activities
Proceeds from issuance of shares:
- -     Total shares issued                                              681         184          54
- -     Shares issued in exchange of FA.BA Spa shares                   (615)        --          --
Proceeds from CarnaudMetalbox Asia Ltd. (Singapore)
  issuance of shares
                                                                       --          --          444
Issuance of Preference shares                             11-2       1,530         --          --
Redemption of Preference shares                           11-2        --          (627)        --
Dividends paid and withholding tax ("precompte")                      (502)       (370)       (340)
Increase in long term debt                                           1,710       1,696       1,834
Decrease in long term debt                                          (1,343)     (1,054)     (1,369)
Net variation in short term debt                                      (157)        (45)         26
                                                                    ------      ------      ------

Cash flows from financing activities                                 1,304        (216)        649
                                                                     =====        ====         ===

Effect of changes in exchange rates on cash and
  cash equivalents                                                    (141)        (25)          2
Increase / (decrease) in cash and cash equivalents                     493         554        (332)
Cash and cash equivalents at beginning of year                       2,293       1,764       2,094
                                                                    ------      ------      ------

Cash and cash equivalents at end of year                             2,645       2,293       1,764
                                                                     =====       =====       =====


The Notes on pages 6 to 43 are an integral part of the consolidated financial statements.

Consolidated statements of changes
in shareholders' equity

                                                                                        Cumulative
(In millions of FF)                               Common      Paid-in      Retained     translation  Total
                                                  Stock       Capital      Earnings     adjustment
At January 1, 1993                                  809        6,346        4,490         (788)      10,857
Translation adjustment                                                                    (166)        (166)
Postretirement benefit obligation Note 12-1                                  (122)                     (122)
Stock issued                                          4           50                                     54
Dividends paid (FF4.00 per share) (1)                                        (340)                     (340)
Net income for the year                                                       835                       835
                                                    ---        -----        -----       ------       ------
At December 31,  1993                               813        6,396        4,863         (954)      11,118
                                                    ---        -----        -----       ------       ------

Translation adjustment                                                                    (203)        (203)
Stock issued                                         10          174                                    184
Dividends paid (FF4.00 per share) (1)                                        (370)                     (370)
Net income for the year                                                       950                       950
                                                    ---        -----        -----       ------       ------
At December 31, 1994                                823        6,570        5,443       (1,157)      11,679
                                                    ---        -----        -----       ------       ------

Translation adjustment                                                                    (363)        (363)
Stock issued                                         39          642                                    681
Dividends paid (FF4.40 per share) (1)                                        (502)                     (502)
Net income for the year                                                       805                       805
                                                    ---        -----        -----       ------       ------
                                                    862        7,212        5,746       (1,520)      12,300
                                                    ===        =====        =====       ======       ======

(*) Shareholders' equity as of December 31, 1995 does not include a deduction for dividends, if any, which may be distributed in 1996 out of 1995 income.

(1) The tax credit ("avoir fiscal") attached to dividends paid in 1993, 1994 and 1995 relating to 1992, 1993 and 1994 income respectively, amounted to the respective sums of FF 2.00, FF 2.00 and FF 2.20.


The Notes on pages 6 to 43 are an integral part of the consolidated financial statements.

Notes to the consolidated financial statements
(millions of French Francs unless otherwise indicated)

Accounting principles and policies

The consolidated financial statements of CarnaudMetalbox (the "Group" or the "Company") have been prepared in accordance with the French law of January 3, 1985 and its Application Decree of February 17, 1986. These principles are also in accordance with international accounting principles formulated by the International Accounting Standards Committee with the exception of the IAS rules revised in November 1993 effective January 1, 1995, the application of which has been deferred as permitted by the Commission des Operations de Bourse. The only significant impact of the application of the revised IAS rules on the consolidated accounts of the Group relates to IAS No.22 "Business Combinations" which requires that the amortization period of goodwill should not exceed five years unless a longer period, not exceeding twenty years from the date of acquisition, can be justified. Had the change been applied as of January 1, 1995, according to the prospective method, on the basis of a maximum twenty year amortization period, there would have been no impact on opening shareholders' equity and net income for the year ended December 31, 1995 would have been reduced by FF 87 millions.

Certain reclassifications of items from the previously published financial statements have been made in these consolidated financial statements in order to conform to a presentation format which is more understandable to a United States reader.

Basis of consolidation

The  Group  financial   statements  include  the  accounts  of  all  significant
subsidiaries  in  which  CarnaudMetalbox   holds,  directly  or  indirectly,   a
controlling interest.

The result from operations of significant subsidiaries acquired or sold during the year are consolidated as from or up to their respective dates of acquisition or disposal.

Companies in which the Group exercises a significant influence in financial and operating policy decisions without having a majority control are accounted for under the equity method of accounting.

Significant subsidiaries consolidated in 1995 are listed in Note 27.

INTANGIBLE ASSETS

The difference arising between the cost of shares and the net assets acquired following the merger in 1989 between Carnaud and MB Packaging has been allocated to the value of the Eurosteel Segment due to the significant European market position thus acquired in Food Cans, Speciality Packaging, Food Closures and Aerosols.

This intangible asset is not amortized; its value is reviewed each year on the basis of the evolution of indices of volume of activity and the productivity of personnel, any deterioration of which over a cumulated period of three years would give rise to the creation of a valuation allowance.

Other "intangible assets" are comprised of start-up costs, land user rights, goodwill, patents, licenses and trademarks which are amortized over their useful life.

GOODWILL

On the acquisition of a subsidiary, goodwill representing the difference between the purchase price and the fair value of the identifiable underlying net assets acquired is carried as an asset in the balance sheet and amortized on a straight line basis against income over a period not exceeding 40 years.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are shown at historical cost. Depreciation is provided, except on freehold land, on a straight-line basis over the estimated useful lives of the assets, as follows :

              Buildings                             10 to 50 years
              Industrial plant and machinery         3 to 10 years
              Other tangible assets                  3 to 15 years

Capital grants received are classified in Provisions for Liabilities and Accruals and credited to income over the estimated useful life of the related asset.

CAPITALIZATION OF INTEREST COSTS

The interest cost incurred during the period of time required to bring an asset to the condition and location necessary for its intended use is capitalized as part of the historical cost of acquiring the asset and depreciated over the estimated life of the related asset.

CAPITAL LEASES

Assets held under capital leases are included within Property, Plant & Equipment and depreciated over the expected useful life of the asset. The corresponding liability is recorded under financial debt, and the interest element of the lease rental is charged to income over the period of the lease.


INVESTMENTS IN UNCONSOLIDATED COMPANIES

Investments are carried at cost after deducting appropriate allowances for permanent impairment in value.


INVENTORIES

Inventories, including work in progress, are valued at the lower of cost and estimated net realizable value. Cost is determined on a first in, first out basis. The cost of work in progress and finished goods comprises materials, labor and attributable manufacturing overheads.


START-UP COSTS

Qualifying start-up costs include : (i) costs incurred during the start-up period which are of a non-recurring nature and (ii) costs which will continue after the end of the start-up period but are expected to decrease significantly. These costs are amortized over 3 years from the end of the start-up period.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents are made up of cash held in banks and in hand and short-term investments generally having a maturity of three months or less (mainly debt securities, short-term loans and accrued interest).


PENSIONS AND RETIREMENT BENEFITS

Retirement benefit obligations are valued using the projected benefit valuation method.

In France, the Group has accorded to certain of its employees pension benefits complementary to the state pension scheme. Furthermore, French legislation also requires the Group to provide for employees' lump sum termination benefits depending upon the length of employee service.

The employer is required to meet the full cost of both forms of retirement benefits, and provision is made in the Group balance sheet under Provisions for Liabilities and Accruals in respect of those liabilities. Regular actuarial valuations are carried out in order to determine the Group's obligation in respect of those retirement benefits.

In the United Kingdom, retirement benefit obligations are financed by contributions to a separate independently administered fund which is subject to regular actuarial valuation. Contributions to the fund are charged to the statements of income so as to spread the cost of pensions over the expected service lives of employees.

In other countries amounts are set aside in accordance with local legislation to provide fully for termination and retirement benefit obligations relating to employees.

Differences arising from changes in actuarial assumptions are spread over the average remaining service lives of the employees.

Post-retirement benefits other than pensions mainly relating to United States and United Kingdom subsidiaries have been reflected in the Group balance sheet, as of January 1, 1993. The accumulated net post-retirement benefit obligations as of that date (FF 122 million) have been deducted from retained earnings.

DEFERRED TAX

Deferred tax is provided using the liability method on all timing differences for items of income and expense which are recognized for accounting purposes in different periods than those used for the determination of corporation tax currently payable. Deferred tax assets are normally not recognized in respect of tax losses.

RESEARCH AND DEVELOPMENT EXPENSE

Such expenditure is charged to the statements of income in the year in which it is incurred. Fixed assets related to research and development are depreciated over the expected useful life of the asset.

FOREIGN CURRENCY TRANSLATION

Balance sheet items denominated in foreign currencies are translated into French Francs at the year-end exchange rate. Statement of income items denominated in foreign currencies are translated into French Francs at the average rate for the relevant accounting period. Translation differences arising from the application of those rates are treated as movements in shareholders' equity.

The financial statements of subsidiaries operating in a hyperinflation environment are translated using the US dollar as the functional currency. Under this method, non-monetary assets and liabilities and income statement items are translated at the historical exchange rate, while monetary items are translated at year end exchange rate. Translation differences are recorded in the income statement.

FINANCIAL INSTRUMENTS

The Group is exposed to exchange rate and interest rate fluctuations as a result of both international trade and the use of diversified financing.

The Group's policy is to concentrate these exposures on the main holding companies and to manage them at Group level. Both foreign exchange and interest rates risks are covered using forward transactions and options entered into with the Group's primary relationship banks.

a-   Foreign currency transactions

     Foreign exchange assets, liabilities and forward contracts including currency swaps outstanding at the balance sheet date are converted at spot rate at closing date.

     Gains and losses on foreign exchange forward contracts covering sales or purchase commitments are deferred and accounted for when the related hedged transactions are realized.

     Exchange differences arising on foreign currency borrowings (including contracts) used to finance foreign investments, are taken to shareholders' equity.

     All other exchange differences arising from foreign currency transactions are included in the consolidated statements of income.

b-  Interest rate swaps

    Interest rate swaps are accounted for under the accrual method.

EARNINGS PER SHARE

Primary earnings per share are calculated by dividing net income by the average number of shares outstanding during the year.

Diluted earnings per share are calculated by dividing net income restated for the interest income that would be derived from the cash proceeds on the exercise of stock options and conversion of bonds, net of tax, by the average number of shares after full dilution.

REVENUE RECOGNITION

Sales are primarily recorded as products are shipped and services rendered.

Note 1-A - ACQUISITIONS, DIVESTITURES AND SIGNIFICANT EVENTS

(i)  - Acquisitions and divestitures

     1993
     Acquisitions

     In January 1993, the Group acquired Anchor Hocking Packaging Co., a leading North American closures business with 1993 net sales of FF 935 million.

     In March, the Group also acquired the packaging activities of Fima Metal Box Bhd, a company listed on the Malaysian stock exchange. CarnaudMetalbox had been a minority shareholder for many years in this company which was treated as an associated company up to December 31, 1992. Net sales made during 1993 since the acquisition date were FF 370 million.

     In September 1993, the Group announced the acquisition of the German Zeller Plastik group, a worldwide manufacturer of speciality closures and dispensing systems for the health and beauty and household products industry, with 1993 net sales of about FF 650 million.

     At the end of the year, the Group took a majority stake in the Finnish metal packaging business of G.W. Sohlberg through a newly formed company, GWS Metallipakkaus OY. The company, with annual net sales of FF 150 million, is the leading Finnish supplier of metal cans for food, paint and industrial products.

     These transactions gave rise to goodwill of FF 1,575 million as at December 31, 1993, based on the initial valuation of the net assets acquired as of that date. The effect on goodwill of the completion in 1994 of the full valuation exercise carried out on the net assets acquired was an increase of FF 188 million.

     During the year, the Group also invested in and signed joint venture agreements in Egypt, Vietnam and China.

     Disposals

     At the end of the half year, the Group disposed of Impetus Packaging, specializing in PET (Polyethylene terephtalate) bottles and preforms for the beverage industry, and its Spanish subsidiary Bioplast, with net sales of FF 780 million. Impetus became a wholly owned subsidiary of the Group in February 1993 following the acquisition of 50% of the shares held by Lawson Mardon group. The sale had no impact on the net sales of the Group since Impetus has always been consolidated by the equity method.

     At the end of June 1993, Pharmaflex Ltd., a UK pharmaceutical packaging foils printer, was sold.

     At the end of November 1993, the Group sold its High Performance Plastics division, which manufactured multilayer thermoform plastics packaging for the food industry with net sales of about FF 600 million.

     These transactions generated an income before tax of FF 178 million which was included in gain on disposals (net). The Group results for the year include net sales of FF 645 million and operating income of FF 40 million relating to these businesses up to the date of disposal.

     The interests of the Group in the Tunisian market through its subsidiaries Stumetal and EMS were deconsolidated as of July 1, 1993. Net sales and operating income for the first half year amounted respectively to FF 103 million and FF 8 million.


     1994
     Acquisitions
     During the first quarter of 1994, the Group's stake in AMS Packaging increased from 79.6% to 94.99%. Given the lack of liquidity in the shares and the unlikelihood of any improvement in the future, the decision was made to delist AMS Packaging. With the agreement of the other major shareholders, Clinvest and the Banque Arjil, who together controlled 14.69% of the shares, a Public Exchange Offer was launched on December 27, 1993, on the basis of 2 CarnaudMetalbox shares for 9 AMS Packaging shares. A FF 42 per share cash offer was made for holders of less than 9 shares.
     Following the Public Exchange Offer, the Group and the Banque Demachy together controlled 99.70% of the shares.

     On March 1994 AMS Packaging was transferred onto the over-the-counter market. Given the lack of liquidity of the remaining shares, a "Squeeze-out" procedure was launched on October 4, 1994 and AMS Packaging was delisted from the over-the-counter market on October 18, 1994. Following these offers, the Group and the Banque Demachy together control 100% of the shares.

     Early in 1994 the Group also acquired the remaining 20% minority interest in the Zuchner group.

     These transactions gave rise to goodwill of FF 78 million as at December 31, 1994.

     Disposals
     At the end of June 1994, the Group disposed of its interest in Secura Singapore Private Ltd. The principal activity of Secura is security printing. At the end of December, Plasticon (Malaysia) Sdn Bhd, which was engaged in the plastics business, was sold. These disposals are in line with the Group's strategy to focus on its core businesses in the Asia Pacific region. In December 1994, the Group sold Speedprint, a company engaged in the flexible business. These transactions generated an income before tax of FF 23 million included in gain on disposals (net) with a positive net impact on net income of FF 7 million. The Group results for the year include net sales of FF 113 million and net operating loss of FF 11 million relating to these businesses up to the date of disposal.

     On June 24, 1994 CarnaudMetalbox Asia Ltd., which is listed on the stock exchange of Singapore, signed a sale and purchase contract with Centrepoint Properties Ltd. for the freehold on its factory site at Woodlands in Singapore. Centrepoint Properties Ltd. is the listed property development arm of Fraser and Neave which has a 49% interest in CarnaudMetalbox (Asia Pacific) Holding Pte Ltd., which in turn owns 70% of CarnaudMetalbox Asia Ltd. The Woodlands factory is to be replaced by a state-of-the-art plant in Tuas, Singapore, where the Group will move its manufacturing operations in stages. Thus, simultaneous with the completion of the sale, the Woodlands property was leased to CarnaudMetalbox Asia Ltd. for a period of up to five years by Centrepoint Properties Ltd. This sale generated an income before tax of FF 196 million included in gain on disposals (net) with a positive net impact on net income of FF 80 million.

     1995
     Acquisitions

     In February 1995, the Group acquired the Swiss company, BMW Vogel AG, a leading supplier of speciality metal and plastic pails and drums to many of the blue-chip companies in the chemical, paints and food sectors, with net sales of FF 85 million in 1994.

     In March 1995, the Group entered into an agreement to acquire the remaining 50% stake in the FA.BA group in exchange for CarnaudMetalbox shares for FF 615 million and cash consideration of FF 62 million. This transaction was approved by the Extraordinary General Meeting held on June 2, 1995 and generated goodwill of FF 423 million.

     Disposals

     Early in January 1995, the Group's 50% stake in CMB Sonoco (net sales of FF 152 million in 1994) was sold as part of the ongoing process of focusing on the Group's core metal and packaging businesses. This transaction gave rise to a net gain in the Group's net income of FF 59 million.

     On November 24, 1995 CarnaudMetalbox sold its flexible packaging business in France, Spain and Portugal to Danisco, a Danish packaging company. The business sold had revenues of FF 617 million in 1994. This transaction did not have a significant impact on the Group's results in 1995.


     The following represents the non-cash impact of the acquisitions noted above:

     (In millions of FF)                                      1995        1994        1993
     Fair value of assets acquired                             955         567       2,988
     Liabilities assumed                                       (56)       (173)       (510)
     CarnaudMetalbox shares issued in exchange of FA.BA
     Spa shares                                               (615)         -           -
                                                               ---         ---       -----

     Cash paid                                                 284         394       2,478
                                                               ===         ===       =====

(ii) - Significant events

     Combination of CarnaudMetalbox and Crown Cork & Seal Company, Inc.

     On May 22, 1995, Crown Cork & Seal Company, Inc. (CCS) and the Compagnie Generale d'Industrie et de Participations (CGIP), principal shareholder of CarnaudMetalbox with 46% of voting rights, announced the signing of a definitive agreement calling for the combination of CCS and CarnaudMetalbox, to create the world's largest packaging company.

     The transaction was approved by the European Commission on November 15, 1995. This approval is conditional on the new company resulting from the merger divesting five businesses within the Aerosols operation. Three of these are in the CarnaudMetalbox Group as follows: Laon in France, Reus in Spain and Schwedt in Germany. The transaction was approved by the shareholders of CCS at a Special Meeting held on December 19, 1995.

     The Offer which was conducted as an Offre Publique d'Echange a titre principal et d'achat a titre subsidiaire (public exchange offer with a secondary cash offer for outstanding CarnaudMetalbox shares) commenced on January 3, 1996 and was closed on February 1, 1996. The results of the offer were published by the Societe des Bourses Francaises on February 15, 1996 CCS having over 98% of CarnaudMetalbox shares as of that date. Cash and equity settlement for CarnaudMetalbox shares should occur on February 26, 1996 and CCS shares should be listed on the Paris Stock Exchange on February 28, 1996.

     As this combination constitutes an event subsequent to the December 31, 1995 balance sheet, the consolidated financial statements of the CarnaudMetalbox Group for the year ended December 31, 1995 do not give effect to any adjustments which may arise from this transaction.

Note 1-B - SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING  PRINCIPLES FOLLOWED BY THE
           COMPANY AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The accompanying consolidated financial statements have been prepared in accordance with the accounting policies described in Accounting Principles and Policies above ("IAS") which differ in certain significant respects from those applicable in the United States ("US GAAP").

     These differences have been reflected in the financial information given in paragraph (j) below and mainly relate to the following items.

     (a)  Income taxes

          For US GAAP purposes, SFAS No. 109 ("Accounting for Income Taxes") has been applied effective January 1, 1993. Accordingly, the cumulative effect of the change would have been reported in the 1993 consolidated statement of income prepared on a US GAAP basis.


          Provision for income tax on a US GAAP basis is as follows:

          (In millions of FF)     1995      1994      1993
          Current
              Domestic              (3)       97        27
              US                    (5)       (4)       (4)
              Foreign             (121)     (346)     (204)

          Deferred
              Domestic             (21)      (13)      (31)
              US                    30        21        (5)
              Foreign               64       121       (73)
                                   ---      ----      ----

                                   (56)     (124)     (290)
                                   ===      ====      ====

          The provision for income tax differs from the amount computed by applying the French statutory income tax rate of 36 2/3 in 1995 and 33 1/3 % in 1994 and 1993 because of the effect of the following items :

          (In millions of FF)                                          1995        1994        1993

          Net income per US GAAP                                        745       1,001         714
          Provision for income tax                                       56         124         290
          Minority interests                                            (15)        226          97
          Cumulative effect of initially applying SFAS No. 109           -           -         (137)
          Share in income of associated companies                        (4)         -          (14)
                                                                     ------      ------      ------
          Pretax income before cumulative effect of SFAS No. 109        782       1,351         950
          French statutory tax rate                                  36 2/3%     33 1/3%     33 1/3%
                                                                     ------      ------      ------
          Computed income tax at French statutory tax rate             (287)       (450)       (317)
          Foreign subsidiaries at different tax rates                    (6)         37          28
          Capital gains and dividends taxed at lower rates               40          76          20
          Reversal of tax provisions                                     42         112         152
          Permanent differences                                         (64)        (70)        (53)
          Change in valuation allowance                                 134         162        (106)
          Other, net                                                     85           9         (14)
                                                                     ------      ------      ------

          Provision for income tax                                      (56)       (124)       (290)
                                                                        ===        ====        ====

          Deferred tax assets/(liabilities) consist of the following:

          (In millions of FF)                                            1995        1994        1993

          Gross Deferred tax assets
          Net operating losses (NOLs) and tax credit carryforwards        970         926       1,105
          Valuation allowances and accruals not currently
          deductible for tax purposes                                      59         158         170
          Retirement benefit plans                                        234         229         187
          Other                                                           502         426         288
                                                                       ------      ------      ------
                                                                        1,765       1,739       1,750
          Valuation allowance                                            (486)       (531)       (705)
                                                                       ------      ------      ------
               Deferred tax assets                                      1,279       1,208       1,045
                                                                       ------      ------      ------

          Gross deferred tax liabilities
          Excess tax over book depreciation                              (649)       (550)       (712)
          Undistributed earnings of equity investees                      (18)        (18)        (18)
          Other                                                          (445)       (499)       (293)
                                                                       ------      ------      ------
             Deferred tax liabilities                                  (1,112)     (1,067)     (1,023)
                                                                       ------      ------      ------

          Net deferred tax asset                                          167         141          22
                                                                          ===         ===          ==

          As of December 31, 1995, the Company has net operating losses (NOLs) and tax credit carryforwards expiring in the following years:

          (In millions of FF)                     NOLs           Tax Credits
                                              (tax effect)       (tax effect)
          1996                                       45                3
          1997                                       38                2
          1998                                       34                1
          1999                                       37                2
          2000                                       47                9
          2001 and after                            209                3
          Unlimited                                 434              106
                                                    ---              ---

                                                    844              126
                                                    ===              ===

          Distribution to shareholders of the FF 2,976 million retained earnings of the parent company available for distribution as of December 31, 1995 would trigger a taxation ("precompte") of a total amount of approximately FF 792 million which would be withheld from the amount distributed.

     (b)  Intangible assets

          The Company does not systematically amortize its intangible assets (which comprise mainly the goodwill resulting from the 1989 merger between Carnaud and MB Packaging - see Note 3).

          Under US GAAP, intangible assets should be amortized over the estimated useful economic life, up to a maximum of 40 years. For reconciliation purposes the amortization period used is 40 years.

     (c)  Early redemption of preference shares

          In 1992, the Company redeemed British Pounds 50 million (FF 418 million) of the British Pounds 200 million redeemable preference shares issued by its wholly-owned subsidiary, CarnaudMetalbox Holdings
          (UK) Ltd. and maturing in 1997. As part of the settlement, the Company entered into an interest rate swap agreement which under US GAAP should have been marked to market, and which is presently accounted for under the accrual method.

          In 1994 the Company redeemed British Pounds 75 million (FF 627 million) of the remaining British Pounds 150 million redeemable preference shares. The loss on extinguishment has been deferred and is being amortized over the remaining life of the shares. Under US GAAP this loss would have been charged to income.

     (d)  Accrued restructuring costs

          Certain provisions made by the Company, relating to reorganizations or as a result of business combinations accounted for under the purchase method, would not be allowed under US GAAP. In addition, certain accrued restructuring costs have been eliminated to comply with the requirements of Emerging Issue Task Force issue No. 94-3. The adjustments to pretax income related to these provisions are the following:

          (In millions of FF)                            1995     1994     1993
          Purchase accounting provisions                  (32)     (33)     (34)
          Reorganization provisions :
              - Termination and redundancy provisions     (25)      42       -
              - Exit and other restructuring costs         -        35       -
                                                          ---      ---      ---

          Increase (decrease)                             (57)      44      (34)
                                                          ===       ==      ===

     (e)  Pension plans

          In order to comply with US GAAP, the Company has applied SFAS No. 87 "Employers' Accounting for Pensions" and SFAS No 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" as follows:

          - the transition obligation or fund excess has been determined as of January 1, 1987 for United States, January 1, 1989 for United Kingdom and January 1, 1993 for other countries as being the difference between the liabilities accounted for under prior years' accounting policies and the funded status of the plans resulting from actuarial calculations ; transition obligation or fund excess for other countries, as determined at January 1, 1993, have been reduced to their amortized value as if SFAS No. 87 had been applied from 1989. The amortization period used in most cases is the greater of 15 years and the average residual active life of the population covered by each plan ;

          - severance indemnities payable to employees on leaving the Company for any reason in Italy ("trattamento di fine rapporto") are estimated on the basis of their vested value which is higher than their actuarial value ;

          - special termination benefits are recorded on an accrual basis at the time the offer is accepted by the employees or their representatives and the amount can be reasonably estimated ;

          - the actuarial method used is the projected unit credit method. However, when the benefit formulas attribute more benefits to senior employees or when the plans are integrated with social security systems or multiemployer plans, the Company has elected to apply the projected unit credit service pro-rata method (prospective method) to avoid delayed recognition of pension costs ;

          - the market-related value of assets is computed with a spread of investments gains and losses over three years ;

          - prior service cost and experience gains and losses are amortized over the average residual active life of participants.

          The funded status of pension plans determined in accordance with US GAAP is as follows:

          (In millions of FF)                                           1995        1994        1993
          Actuarial present value of benefit obligations :
              Vested benefit obligation                               (6,949)     (7,023)     (7,976)
              Non-vested benefit obligation                             (338)       (497)       (428)
                                                                      ------      ------      ------
          Accumulated benefit obligation                              (7,287)     (7,520)     (8,404)
          Excess of projected benefit obligation over accumulated
          benefit obligation                                            (128)       (106)        (97)
                                                                      ------      ------      ------
          Projected benefit obligation                                (7,415)     (7,626)     (8,501)
          Plan assets at fair value                                    8,106       7,829       9,036
                                                                      ------      ------      ------
          Plan assets in excess of projected benefit obligation          691         203         535
          Unrecognized net transition asset                               48          56          64
          Unrecognized net actuarial gain                               (333)        221          -
                                                                      ------      ------      ------

          Net pension asset recognized                                   406         480         599
                                                                         ===         ===         ===

         The net pension asset is analyzed as follows:

          (In millions of FF)                   1995        1994        1993
          Accrual                               (582)       (545)       (521)
          Prepaid                                988       1,025       1,120
                                                 ---       -----       -----
          Net pension asset under US GAAP        406         480         599
                                                 ===         ===         ===

          The  net  periodic  pension  cost  of  the  Company's   pension  plans
          determined  in   accordance   with  US  GAAP  includes  the  following
          components:

          (In millions of FF)                                  1995        1994        1993
          Service cost - benefits earned during the year        217         281         223
          Interest cost on projected benefit obligation         593         612         568
          Actual return on plan assets                       (1,316)        628      (2,001)
          Net amortization and deferral                         620      (1,296)      1,424
                                                             ------      ------      ------
          Net pension cost                                      114         225         214
                                                                ===         ===         ===

          Average assumptions used in accounting for the Company's pension plans under US GAAP were:

                                                                     1995         1994         1993
          Discount rate                                              8.50%        8.50%        7.50%
          Rate of increase in compensation levels                    5.80%        5.80%        5.80%
          Expected long-term rate of return on plan assets           9.50%        9.50%        9.50%

     (f)  Postretirement benefits

          Under IAS, the Accumulated Postretirement Benefit Obligation (APBO) for United States and United Kingdom subsidiaries has been measured as of January 1, 1993 and was recorded as an adjustment to shareholders' equity.

          Under US GAAP ("SFAS No. 106 ; Employer's Accounting for Postretirement Benefits Other Than Pensions"), the APBO for United States and United Kingdom subsidiaries would have been measured as of January 1, 1993 and would not have been deducted from shareholders' equity. For US GAAP reconciliation, the deduction of shareholders' equity has been reversed and APBO as of January 1, 1993 has been amortized over a 20 year period. Also, the projected future cost of providing postretirement benefits, such as health care and life insurance, is accrued over the period earned.

          The effect of adopting SFAS No. 106 for other countries is deemed to be immaterial.

          The actuarial and recorded liabilities under US GAAP for these postretirement benefits are as follows:

          (In millions of FF)                                            1995      1994      1993
          Accumulated postretirement benefit obligation :
              Retirees                                                    (59)      (64)      (71)
              Eligible active plan participants                           (88)      (88)      (97)
              Other active plan participants                              (17)      (18)      (20)
                                                                         ----      ----      ----
          Total                                                          (164)     (170)     (188)
          Plan assets at fair value                                         4         3         2
                                                                         ----      ----      ----
          Accumulated postretirement benefit obligation in excess of
          plan assets                                                    (160)     (167)     (186)
          Unrecognized net actuarial loss                                 (10)      (10)      -
          Unrecognized transition obligation                              114       134       152
                                                                         ----      ----      ----
          Postretirement benefit liability                                (56)      (43)      (34)
                                                                          ===       ===       ===

          Net periodic postretirement benefit cost includes the following components:

          (In millions of FF)                                   1995   1994   1993

          Service cost for benefits earned                         4      6      4
          Interest cost on accumulated postretirement benefit
          obligation                                              12     13     14
          Actual return on plan assets                            -      -      -
          Amortization of the transition obligation                7      8      8
                                                                 ---    ---    ---
          Net postretirement benefit cost                         23     27     26
                                                                 ===    ===    ===

          The accumulated postretirement benefit obligation was determined using an average discount rate of 8.5% and an average health care cost trend rate of approximately 8.25%.

          Increasing the assumed health care cost trend rates by one percentage point in each year and holding all other assumptions constant would increase the accumulated postretirement benefit obligation as of December 31, 1995 by approximately FF 19.9 million and increase the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1995 by approximately FF 2.4 million.

     (g)  Accounting for stock options

          The Company generally grants to eligible employees and executives a discount from the market price for shares purchased pursuant to stock option plans. The accounting for such discounts is not addressed by IAS and these transactions have no effect on the statement of income.

          Under US GAAP, the discount, measured at the date of grant, is considered compensation to employees and executives and, accordingly, is charged to the statement of income.

          The effect of applying US GAAP is not material and therefore is not included in the reconciliation presented below in Section (j).

     (h)  Investments in debt and marketable equity securities

          In accordance with IAS, the Company's policy is to record any impairment in value on an individual basis for its investments and short-term equity securities. Unrealized gains are not recognized.

          For US GAAP purposes, the Company has adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", as of January 1, 1994. In accordance with SFAS No. 115, and except for debt securities classified as "held-to-maturity securities", unrealized holding gains and losses for "trading" and "available for sale" debt and marketable securities should be included in the statement of income or directly in shareholders' equity respectively until realized.

          The effect of applying SFAS No. 115 is not material and, therefore, no adjustment is made for this difference in the net income and shareholders' equity reconciliations in Section (j) below.

     (i)  Consolidation of non-subsidiaries

          The Company had a 50% holding in FA.BA. and its subsidiaries which has been accounted for under the full consolidation method.

          Under US GAAP, this investment would have been accounted for under the equity method up to June 2, 1995 as the Group entered into an agreement (approved by the June 2, 1995 Extraordinary General Meeting) to acquire the remaining 50% stake in the FA.BA Group.

          This difference does not impact net income nor shareholders' equity.

          The main balance sheet and income statement data relating to FA.BA. and its subsidiaries are set forth below:

(In millions of FF)                                                          1995          1994         1993
                                                                        (up to June 2,  (12 months) (12 months)
                                                                             1995)*
          Net sales                                                           588         1,511       1,444
          Operating income                                                     66           187         180
          Income before taxes                                                  65           187         174
          Net income                                                           14            45          36
          -------------------------------------------------------------------------------------------------
          Non-current assets (including goodwill)                                           415         419
          Current assets                                                                    993         930
          Provisions and long-term liabilities                                             (105)        (95)
          Current liabilities                                                              (607)       (610)
          Minority interests                                                               (341)       (312)
                                                                                           ----        ----
          Equity in FA.BA. and its subsidiaries                                             355         332
                                                                                            ===         ===

     (*) Date of approval of the transaction by shareholders' Extraordinary General Meeting

     (j)  Conversion to US GAAP

          Net income and shareholders' equity

          The following is a summary of the estimated adjustments to net income and shareholders' equity for the years ended December 31, 1995, 1994 and 1993 which would be required if US GAAP had been applied instead of IAS.

          (In millions of FF)                                                      Net income
                                                                           1995        1994        1993
          Amounts per accompanying consolidated financial statements        805         950         835

          US GAAP adjustments Increase/(decrease) due to :
          Income taxes (a)                                                    9         108         (64)
          Cumulative effect of adopting SFAS No. 109 (a)                     -           -          137
          Intangible assets (b)                                             (59)        (64)        (64)
          Early redemption of preference shares (c)                           2          31         (31)
          Accrued restructuring costs (d)                                   (57)         44         (34)
          Pension plans (e)                                                  24         (66)       (105)
          Postretirement benefits (f)                                        (8)        (15)        (17)
          Tax effect of reconciling items                                    29          13          57
                                                                           ----       -----        ----
          Approximate amounts under US GAAP                                 745       1,001         714
                                                                           ----       -----        ----
          Primary earnings per share (Note 2 (k))                          8.82       12.32        8.94
          Fully diluted earnings per share (Note 2 (k))                    8.81       12.30        8.93
                                                                           ----       -----        ----

          (In millions of FF)                                            Shareholders' equity as of December 31,
                                                                            1995         1994         1993
          Amounts per accompanying consolidated financial statements       12,300       11,679       11,118

          US GAAP adjustments Increase/(decrease) due to :
          Income taxes (a)                                                    170          172          (65)
          Cumulative effect of adopting SFAS No. 109 (a)                       -            -           137
          Intangible assets (b) *                                          (2,171)      (1,637)      (1,639)
          Early redemption of preference shares (c)                           (56)         (58)         (89)
          Accrued restructuring costs (d)                                     (39)          12          (35)
          Pension plans (e)                                                  (147)        (197)        (137)
          Postretirement benefits (f)                                          62           82          104
          Tax effect of reconciling items                                     150          121          108
                                                                           ------       ------        -----

          Approximate amounts under US GAAP                                10,269       10,174        9,502
                                                                           ======       ======        =====

     (*) The gross amount of intangible assets subject to amortization after US GAAP adjustments amounts to FF 2,265 million at December 31, 1995 (FF 2,494 million and FF 2, 596 million at December 31, 1994 and 1993 respectively).

     (k)  Earnings per share

          Earnings per share under IAS is calculated by dividing net income by the weighted average number of common shares equivalents (see Note
          19). Under US GAAP, stock options are considered as common stock equivalents and their amount is determined according to the treasury method. Earnings per share are calculated under US GAAP on a weighted average of 85.7 million shares in issue during the year (1994 - 82.4 million ; 1993 - 81.6 million).

          Earnings per share prepared in accordance with APB15 are as follows :

                                                              1995          1994          1993
          Primary earnings per share (in FF)                   8.82         12.32          8.94
          Number of shares (in thousands)                    85,698        82,394        81,568
          Fully diluted earnings per share (in FF)             8.81         12.30          8.93
          Number of shares (fully diluted)                   85,788        82,601        82,518

          The net effect of options has been determined using the treasury method.

          (In number of shares)           1995         1994           1993
          Common shares             85,327,985     82,048,458     81,119,881
          Stock options                370,367        345,699        447,961
                                    ----------     ----------     ----------
                                    85,698,352     82,394,157     81,567,842
                                    ==========     ==========     ==========

          (In millions of FF)             1995         1994           1993

          Net income                       745          1,001            714
          Interest on stock options         18             21             23
          Related tax effect                (7)            (7)            (8)
                                    ----------     ----------     ----------
          Net income restated              756          1,015            729
                                    ----------     ----------     ----------
          Earnings per share (in FF)      8.82          12.32           8.94
                                    ==========     ==========     ==========

          The effect of a full conversion of outstanding shares would be as follows :

          (In number of shares)                                        1995             1994             1993
          Common shares                                          85,327,985       82,048,458       81,119,881
          Stock options                                             460,143          345,699          447,961
          Bonds                                                         -            207,086          950,133
                                                                 ----------       ----------       ----------
                                                                 85,788,128       82,601,243       82,517,975
                                                                 ==========       ==========       ==========

          (In millions of FF)                                          1995             1994             1993
          Net income                                                    745            1,001              714
          Interest on stock options                                      18               21               23
          Interest on convertible bonds 88                               -                 1               11
          Related tax effect                                             (7)              (7)             (11)
                                                                 ----------       ----------       ----------
          Net income restated                                           756            1,016              737
                                                                 ----------       ----------       ----------
          Earnings per share on fully diluted basis (in FF)            8.81            12.30             8.93
                                                                 ==========       ==========       ==========

     (l)  Additional US GAAP information

          Recently issued US accounting standards

          Impairment of long lived assets
          In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 provides guidance on when to assess and how to measure impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet assessed the impact of adopting SFAS No. 121.

Note 2 -  EXCHANGE RATE TRANSLATION IMPACT ON STATEMENTS OF INCOME

          Had the 1995 average exchange rates been applied in 1994 and the 1994 average exchange rates in 1993, the Group results would have been as follows:

(In millions of FF)                     1995            1994                    1993
                                                 At 1995               At 1994
                                       Actual    exchange    Actual    exchange     Actual
                                                   rates                rates
          Net sales                    24,610     23,725     24,890     23,834     24,340
          Operating income              1,349      1,588      1,709      1,543      1,583
          Income before income tax        880      1,343      1,421      1,167      1,201
          Income from operations          786      1,129      1,176        898        918
          Net income                      805        913        950        821        835

Note 3 -  INTANGIBLE ASSETS

          (In millions of FF)          1995      1994      1993
          Eurosteel segment           4,691     4,691     4,691
          Other intangible assets       225       101       112
                                      -----     -----     -----
                                      4,916     4,792     4,803
                                      =====     =====     =====

          Intangible assets comprise principally the value of the Eurosteel segment which arose on the merger of the Carnaud and the MB Packaging businesses in 1989. Other intangible assets at December 31, 1995 include start-up costs (FF 91 million), land user rights (FF 42 million), patents, licenses and trademarks (FF 7 million) and other (FF 85 million).

Note 4 - GOODWILL

          (In millions of FF)                         1995        1994        1993
          Net book value at January 1                4,073       4,002       2,577
          Translation adjustment                      (222)       (182)         90
          Additions                                    486         317       1,601
          Disposals                                   (111)        (29)       (140)
          Reclassification                             (48)         80         (22)
                                                     -----       -----       -----
                                                     4,178       4,188       4,106
          Amortization provided during the year       (117)       (115)       (104)
                                                     -----       -----       -----
          Net book value at December 31              4,061       4,073       4,002
                                                     =====       =====       =====

          The net book value at December 31, 1995 is made up of cost of FF 4,614 million and accumulated amortization of FF 553 million. An amount of FF 952 million net relates to the merger of the Carnaud and MB Packaging groups in 1989.

          As discussed in the Note on Accounting Principles and Policies, the Group has deferred the application of the revised IAS rule No.22 "Business Combinations" which requires that the amortization period of goodwill should not exceed five years unless a longer period, not exceeding twenty years from the date of acquisition, can be justified. Had the change been applied as of January 1, 1995, according to the prospective method, on the basis of a maximum twenty-year amortization period, total amortization expense for the year ended December 31, 1995 would have been FF 204 million (as compared to FF 117 million) and accumulated amortization at December 31, 1995 would have been FF 640 million (as compared to FF 553 millions).

          Additions to goodwill in 1995 mainly relate to the acquisition of the remaining 50% stake in the FA.BA. group (FF 423 million). Disposals mainly relate to the disposal of the Group's interest in its flexible packaging business in France, Spain and Portugal (FF 109 million). The reclassification in 1995 mainly relates to the reversal through goodwill, following the re-evaluation of provision requirements, of restructuring provisions which were recorded as part of the valuation exercise performed in 1993 and 1994 of the net assets acquired in 1993 of the Anchor Hocking and Zeller Plastik groups.

          Additions to goodwill in 1994 included FF 78 million resulting from the acquisitions described in Note 1-A as well as the effect on goodwill of the completion in 1994 of the valuation exercise carried out on the net assets acquired in 1993 of the Anchor Hocking, Zeller Plastik and Fima Metal Box Bhd groups (FF 188 million). The reclassification in 1994 mainly relates to Impalsa which was previously accounted for as an equity investment but which has been fully consolidated as from July 1, 1994.

Note 5 -  PROPERTY, PLANT AND EQUIPMENT

          Movements in property, plant and equipment

                                        Land and     Plant,       Capital      Other        Total
(In millions of FF)                     buildings  machinery      work in
                                                   and tools      progress
          Gross
          At January 1, 1993             2,729       10,273          534        1,390       14,926
                                        ------       ------      -------       ------       ------

          Translation adjustment           (17)         (65)           6          (12)         (88)
          Businesses acquired/sold         342        1,013           45          104        1,504
          Capital expenditure              184          816          414          153        1,567
          Other movements                  142          377         (476)          21           64
          Disposals                       (137)        (521)         (40)         (97)        (795)
                                        ------       ------      -------       ------       ------
          At December 31, 1993           3,243       11,893          483        1,559       17,178
                                        ------       ------      -------       ------       ------

          Translation adjustment          (117)        (413)          (6)         (48)        (584)
          Businesses acquired/sold          16           51           -             5           72
          Capital expenditure              219          940          683          146        1,988
          Other movements                   44          302         (312)          (8)          26
          Disposals                       (259)        (437)         (33)         (85)        (814)
                                        ------       ------      -------       ------       ------
          At December 31, 1994           3,146       12,336          815        1,569       17,866
                                        ------       ------      -------       ------       ------

          Translation adjustment          (142)        (549)         (76)         (39)        (806)
          Businesses acquired/sold         (33)        (298)         (15)         (24)        (370)
          Capital expenditure              146        1,160          540          151        1,997
          Other movements                   27          380         (434)         (38)         (65)
          Disposals                       (129)        (297)         (29)         (44)        (499)
                                        ------       ------      -------       ------       ------
          At December 31, 1995           3,015       12,732          801        1,575       18,123
                                         =====       ======          ===        =====       ======

                                        Land and     Plant,     Capital       Other      Total
           (In millions of FF)          buildings   machinery   work in
                                                    and tools   progress
           Depreciation
           At January 1, 1993              852       5,734          -          854       7,440
                                      --------    --------    --------    --------    --------

           Translation adjustment           (8)        (42)         -           (6)        (56)
           Businesses acquired/sold         29         504          -           61         594
           Provided during the year        111         931           2         146       1,190
           Other movements                 (12)          6          -           (5)        (11)
           Disposals                       (59)       (359)         -          (73)       (491)
                                      --------    --------    --------    --------    --------
           At December 31, 1993            913       6,774           2         977       8,666
                                      --------    --------    --------    --------    --------

           Translation adjustment          (23)       (230)         -          (33)       (286)
           Businesses acquired/sold         10          24          -            2          36
           Provided during the year        111         972           1         156       1,240
           Other movements                   8          26          -          (26)          8
           Disposals                       (40)       (326)         (1)        (64)       (431)
                                      --------    --------    --------    --------    --------
           At December 31, 1994            979       7,240           2       1,012       9,233
                                      --------    --------    --------    --------    --------

           Translation adjustment          (26)       (326)         -          (49)       (401)
           Businesses acquired/sold        (55)       (201)         -          (16)       (272)
           Provided during the year        134         978          -          144       1,256
           Other movements                  (6)         (4)          3         (23)        (30)
           Disposals                       (36)       (298)         -          (42)       (376)
                                      --------    --------    --------    --------    --------
           At December 31, 1995            990       7,389           5       1,026       9,410
                                      --------    --------    --------    --------    --------

          Net book value


           At January 1, 1993            1,877       4,539         534         536       7,486
                                      --------    --------    --------    --------    --------
           At December 31, 1993          2,330       5,119         481         582       8,512
                                      --------    --------    --------    --------    --------
           At December 31, 1994          2,167       5,096         813         557       8,633
                                      --------    --------    --------    --------    --------
           At December 31, 1995          2,025       5,343         796         549       8,713
                                      ========    ========    ========    ========    ========

          The net book value of property, plant and equipment as of December 31, 1995 includes an amount of FF 268 million in respect of assets held under capital leases (FF 356 million and FF 434 million in 1994 and 1993 respectively).


Note 6 -  INVESTMENTS

           (In millions of FF)                       1995    1994    1993
          Equity in associated companies              103     103      80
          Investments in unconsolidated companies      88      97     140
          Loans receivable                             51      56     128
          Other investments                            31      10      19
                                                      ---     ---     ---
                                                      273     266     367
                                                      ===     ===     ===

          The movement in equity in associated companies is as follows:

          (In millions of FF)              1995      1994      1993

          At January 1                      103        80       279
          Share in income for the year        4        -         14
          Dividends                          (8)       (8)      (38)
          Acquisitions                       -         -         -
          Disposals                          -         -       (117)
          Other                               4        31       (58)
                                            ---       ---       ---
          At December 31                    103       103        80
                                            ===       ===        ==

          In 1994, other movements are mainly due to Dufalco which was accounted for under the equity method of accounting for the first time in 1994 and Impalsa which has been fully consolidated as from July 1, 1994. In 1993, the other movements of FF 58 million are mainly due to the full consolidation, following the acquisition of 100% of the packaging activities, of Fima Metal Box Berhad and Italgraf (subsidiary of
          Faba). The disposals in 1993 relate to Impetus and Plastono (High Performance Plastics division).

          The movement in investments in unconsolidated companies is as follows:

          (In millions of FF)     1995      1994      1993
          At January 1              97       140       165
          Change in structure       (8)      (50)       14
          Acquisitions               7         9        42
          Disposals                 (7)       (7)      (82)
          Other                     (1)        5         1
                                   ---       ---       ---
          At December 31            88        97       140
                                   ===       ===       ===

          The change in structure in 1994 relates to Dufalco which has been accounted for under the equity method of accounting and to S.M.P.M. which has been fully consolidated as from January 1, 1994. In 1993, the disposals mainly relate to the 16.6% stake in Gault et Fremont which was sold for FF 76 million.

          The main unconsolidated companies are as follows:

          (In millions of FF)               Book value      Percentage       Business        Net sales        Country
          Stumetal and EMS                        47           49.9%         Packaging          250           Tunisia
          Nafcel                                  21           16.0%         Packaging          309        Saudi Arabia
          Other                                   20
                                                  --
                                                  88
                                                  ==

Note 7 -  INVENTORIES

          (In millions of FF)                 1995       1994        1993
          Goods purchased for resale           169         139         104
          Raw materials and consumables      1,987       2,150       2,038
          Work in progress                     608         624         606
          Finished goods                     1,266       1,413       1,317
                                             -----       -----       -----
                                             4,030       4,326       4,065
                                             -----       -----       -----
          Less: valuation allowance           (353)       (378)       (366)
                                             -----       -----       -----
                                             3,677       3,948       3,699
                                             =====       =====       =====

Note 8 -  TRADE AND OTHER RECEIVABLES

          (In millions of FF)                         1995        1994        1993
          Trade receivables                          4,069       3,953       3,842
          Other receivables                            587         680         570
          Prepayments and accrued income               162         186         215
                                                     -----       -----       -----
                                                     4,818       4,819       4,627
                                                     -----       -----       -----
          Less: allowance for doubtful accounts       (343)       (352)       (325)
                                                     -----       -----       -----
                                                     4,475       4,467       4,302
                                                     =====       =====       =====

          It is the Group's practice to sell part of its trade receivables to finance the business. At December 31, 1995, such disposals with limited recourse amounted to FF 487 million (1994 - FF 534 million ; 1993 - FF 638 million) which have been deducted from trade receivables accordingly. Discounted bills with recourse are disclosed in Note 23-2.

Note 9 -  COMMON STOCK

          The common stock (FF 862 million at December 31, 1995) comprises fully paid shares with a nominal value of FF 10. Movements in the number of shares are as follows:

          (In number of shares)                                1995           1994           1993
          At January 1                                      82,296,751     81,288,141     80,918,630
          Exercise of stock options                            440,350         66,466        306,895
          Conversion of bonds                                       -         559,410         62,616
          Issued in exchange for - AMS Packaging shares             -         382,734             -
                                 - FA.BA. Spa shares         3,416,667             -              -
                                                            ----------     ----------     ----------
          At December 31                                    86,153,768     82,296,751     81,288,141
                                                            ==========     ==========     ==========

          At December 31, outstanding shares that might be issued are as follows (according to origin):

          (In number of shares)           1995          1994          1993
          Convertible bonds 1988            -             -        893,802
          Stock options              1,720,630     2,100,980     2,011,946
                                     ---------     ---------     ---------

                                     1,720,630     2,100,980     2,905,748
                                     =========     =========     =========

          Depending on the option date, the issue price may range from FF 69.67 to FF 203.12.

          The average number of shares for the earnings per share calculation (see Note 19) is as follows:

          (In number of shares)         1995           1994           1993
          Average outstanding        85,327,985     82,048,458     81,119,881

          Average fully diluted      87,281,668     84,196,385     84,048,225

Note 10 - MINORITY INTERESTS

          (In millions of FF)                               1995        1994        1993
          At January 1                                     1,829       1,720       1,246
          Translation adjustment                            (123)        (64)         (5)
          Dividends paid by consolidated subsidiaries        (33)        (41)        (38)
          Changes in Group structure                        (303)        (12)        420
          Share in net (loss)/income for the year            (15)        226          97
                                                           -----       -----       -----
          At December 31,                                  1,355       1,829       1,720
                                                           =====       =====       =====

          The changes in Group structure are mainly due to the acquisition of minority interests in FA.BA (FF 318 million) in 1995, the acquisition of minority interests in the Zuchner Group and AMS Packaging in 1994, and the rights issue realized by CarnaudMetalbox Asia Ltd. (Singapore) for FF 444 million at the end of 1993.

Note 11 - PERPETUAL NOTES (TSDI) AND PREFERENCE SHARES

11-1      Perpetual notes (TSDI)

          In December 1990, CarnaudMetalbox issued FF 1,700 million Perpetual Notes or Titres Subordonnes a Duree Indeterminee (TSDI), carrying interest at a floating rate of PIBOR plus 0.6% per annum.

          The Group's liability to pay interest on the notes is for fifteen years; thereafter, the continuing interest liability will contractually pass to a third party in consideration for a FF 373 million payment made by the Group when the notes were issued. As part of the repackaging arrangements, the third party has invested this FF 373 million in a 15-year zero coupon bond issued by the Republic of Austria.

          For accounting purposes the TSDI is treated as a borrowing and consequently the financial charge and the amortization of the principal are included in the statement of income determined under the interest rate method.

          The tax treatment of the TSDI has been approved by the Service de la Legislation Fiscale in France, with the effect that CarnaudMetalbox will be entitled to claim tax deductions on interest payments calculated on the net proceeds of the issue (FF 1,327 million).

11-2      Redeemable Preference Shares

          In 1990, CarnaudMetalbox Holdings (UK) Ltd., a subsidiary of the parent company, CarnaudMetalbox, issued British Pounds 200 million of non-voting, non-convertible Preference Shares by way of a Private Placement with two major United Kingdom banks. The issue was guaranteed by CarnaudMetalbox.

          British Pounds 50 million (FF 418 million) of those Preference Shares were redeemed in December 1992 and British Pounds 75 million (FF 627 million) in December 1994. The Preference Shares which amount to British Pounds 75 million at December 31, 1995 (FF 570 million) carry a preference dividend entitlement at an average fixed rate of 8.6% per annum, net of tax. They have been redeemed on January 31, 1996. The par value of these shares is shown as a liability in the Group's balance sheet. The dividend payable to the Preference shareholders is included in the statement of income under Financial expense (net) (see
          Note 15).

          On December 29, 1995, Societe de Participations Etrangeres de CarnaudMetalbox (SPEC), a wholly owned subsidiary of the Group, issued to an Investor group FF 1.5 billion shares carrying preferred dividends (yield 6.7%) subject to availability of distributable earnings.

          These shares represent 28% of the voting rights of SPEC. Societe de Participations CarnaudMetalbox (SPC), a wholly owned subsidiary of the Group, and the Investor group have entered into an agreement whereby the Group has the obligation to repurchase the shares and the Investor has the obligation to sell the shares in November 1998. The value of the shares (FF 1,530 million at December 31, 1995) is shown as a liability in the Group balance sheet and the preferred dividend payable on the shares is included in the statement of income under Financial expense (net) (see Note 15).

Note 12 - PROVISIONS FOR LIABILITIES AND ACCRUALS

          (In millions of FF)                   1995      1994      1993
          Pensions and retirement benefits       617       616       671
          Deferred tax, net                      228       232       229
          Restructuring                          305       446       435
          Other                                  319       351       296
                                               -----     -----     -----
                                               1,469     1,645     1,631
                                               =====     =====     =====

          Movements in provisions are analyzed as follows:

                                                         Pensions &
                                                          retirement     Deferred                       Other
          (In millions of FF)                              benefits      tax, net     Restructuring    provisions        Total
          At January 1, 1993                                  464            321            141            295          1,221

          Translation adjustment                               (8)            -              11             (4)            (1)
          Deductions made against expenses incurred           (35)            -            (306)           (75)          (416)
          Additions                                            61             -             306             78            445
          Post retirement obligations                         137            (15)            -              -             122
          Income tax expense for the period                    -             102             -              -             102
          Purchase accounting and other movements              52           (179)           283              2            158
                                                              ---            ---            ---            ---          -----
          At December 31, 1993                                671            229            435            296          1,631
                                                              ---            ---            ---            ---          -----
          Translation adjustment                              (18)            (8)           (18)            (6)           (50)
          Deductions made against expenses incurred           (55)            -            (336)           (60)          (451)
          Additions                                            87             -             288            132            507
          Income tax expense for the period                    -              (8)            -              -              (8)
          Purchase accounting and other movements             (69)            19             77            (11)            16
                                                              ---            ---            ---            ---          -----
          At December 31, 1994                                616            232            446            351          1,645
                                                              ---            ---            ---            ---          -----
          Translation adjustment                              (14)           (16)           (18)           (12)           (60)
          Deductions made against expenses incurred           (43)            -            (332)           (49)          (424)
          Additions                                            46             -             249             18            313
          Income tax expense for the period                    -             (35)            -              -             (35)
          Purchase accounting and other movements              12             47            (40)            11             30
                                                              ---            ---            ---            ---          -----
          At December 31, 1995                                617            228            305            319          1,469
                                                              ---            ---            ---            ---          -----

12-1      Pensions and retirement benefits

          Other movements in 1994 mainly result from the reclassification of a FF 62 million prepaid pension for Risdon from Other receivables to Pensions & retirement benefits. In 1993, the increase in provisions of FF 137 million relates to the post retirement benefit obligations for the United-Stated subsidiaries (FF 92 million) and the United Kingdom subsidiaries (FF 45 million). In 1993, included under other movements are provisions related to businesses acquired, principally Zeller Plastik (FF 49 million) and Fima Metal Box Bhd (FF 2 million). Additions refer to increases in accruals for the year. No charge in income is recognized for countries such as the United Kingdom where excess funding of schemes is currently used to cover normal pension costs.

12-2      Deferred tax, net

          The major elements of the deferred tax provision relate to timing differences in respect of excess tax over book depreciation and provisions. Other movements mainly relate to transfers to and from current income taxes.

12-3      Restructuring

          As part of the Group's continuing program of reorganization and rationalization, decisions have been taken to close certain locations, discontinue certain production lines, relocate production and reduce the labor force.

          Details of restructuring are as follows :

          (In millions of FF)       1995       1994       1993
          Redundancy                 147        146        145
          Reorganization              65         69         52
          Purchase accounting         93        231        238
                                      --        ---        ---
                                     305        446        435
                                     ===        ===        ===

          Redundancy and reorganization

          Redundancy costs primarily include severance costs to be paid to terminated employees. These benefits mainly comprise severance payments and payments in lieu of notice whether arising as a business reorganization or an on-going redundancy program.

          Reorganization costs include expenses relating to the removal of production line, cost of equipment and production plant disassembly and reassembly, losses on net assets disposals, committed costs during the period preceding the termination of an activity and personnel relocation expenses.

          Redundancy and reorganization provisions which amount to FF 147 million and FF 65 million, respectively, at December 31, 1995 should be substantially expensed in the later part of 1996.

          Purchase accounting provisions

          Other movements in Purchase accounting provisions in 1995 mainly relate to the reversal through goodwill, following the re-evaluation of provision requirements, of restructuring provisions which were recorded as part of the valuation exercise performed in 1993 and 1994 of the net assets acquired in 1993 of the Anchor Hocking and Zeller Plastik groups.

          Purchase accounting provisions relating to the acquisition of Anchor Hocking (FF 37 million at December 31, 1995, FF 132 million at December 31, 1994 and FF 163 million at December 31, 1993) mainly cover the closure of the Glassboro manufacturing facility in the United States.

          Also included in the purchase accounting provisions is an amount of FF 56 million at December 31, 1995 (FF 99 million at December 31, 1994 and FF 75 million at December 31, 1993) relating to the acquisition of the German Zeller Plastik group. The provisions mainly relate to exit and employee termination costs to be incurred in connection with the integration of the acquired activities into the Plastics packaging operations of the Group which is expected to be substantially completed by the end of 1996.

12-4      Other provisions

          The main elements of other provisions are grants received, reinsurance reserves, warranty obligations, termination indemnities and accruals for risks, litigation and claims. The Company has recorded its best estimate of the probable exposure which might result from legal proceedings, environmental compliance and other matters arising out of the past and present conduct of the Company's business, and does not expect that amounts, if any, which may be required to be paid as a result, will materially affect its financial position or results from operations.

12-5      Environmental

          The Group's operations are subject to extensive environmental laws and regulations relating to air emissions, wastewater discharges, hazardous substances, the remediation of contamination and employee health and safety. Internal compliance examinations and other events have from time to time resulted in the identification of contamination or the absence of required permits at particular facilities. However, the Group does not expect that any of these circumstances identified to date are likely to have a material effect on the Group.

          Reserves for environmental costs included in "Other provisions" amounted to FF 11 million as of December 31, 1995.

Note 13 - SENIOR DEBT


          (In millions of FF)                1995         1994         1993
          Debenture loans                   1,917        2,248        1,505
          Capital lease obligations           238          286          356
          Banks and other                     422          189          257
                                            -----        -----        -----
                                            2,577        2,723        2,118
          Preference shares                 2,100          627        1,307
                                            -----        -----        -----
          Total long-term debt              4,677        3,350        3,425
                                            -----        -----        -----

          Short-term debt (including
          current portion of
          long-term debt)                   1,584        1,388        1,473
                                            -----        -----        -----

          Loans (excluding capital lease obligations) are secured by assets amounting to FF 217 million (1994: FF 193 million ; 1993 : FF 298 million).

          Loan repayment schedule (excluding short-term portion) :

         (In millions of FF)                   1995          %         1994          %          1993        %
         Year
         1995                                      -         -             -        -         397       12 %
         1996                                      -         -            305        9 %      174        5 %
         1997                                     827        18 %         796       24 %    1,386       40 %
         1998                                     188         4 %         141        4 %       95        3 %
         1999 (and after)                       1,590        34 %         115        3 %    1,373       40 %
         2000 (and after)                         624        13 %       1,993       60 %       -        -
         2001 and after                         1,448        31 %          -        -          -        -
                                                -----       ---         -----      ---      -----      ---
         TOTAL                                  4,677       100 %       3,350      100 %    3,425      100 %
                                                =====       ===         =====      ===      =====      ===

          Analysis of long-term debt by currency:

          (In millions of FF)         1995        %             1994        %             1993         %
            French Franc             2,642        56 %         1,320        39 %           617         18 %
            US Dollar                1,135        24 %         1,103        33 %         1,227         36 %
            Pound Sterling             565        12 %           725        22 %         1,370         40 %
            Deutsch Mark                43         1 %            55         2 %           116          3 %
            Italian Lira               230         5 %            36         1 %            44          1 %
            Other currencies            62         2 %           111         3 %            51          2 %
                                     -----       ---           -----       ---           -----        ---
            TOTAL                    4,677       100 %         3,350       100 %         3,425        100 %
                                     =====       ===           =====       ===           =====        ===

       Analysis of long-term debt by interest rate:

       These analyses take into account interest rates swaps operations.

           (In millions of FF)          1995         1994         1993
          Fixed rates
               - below 6 %                83          135          122
               - 6 to 8.5 %              189          228          359
               - 8.5 % and over          641          382        2,008
          Floating rates (*)           3,764        2,605          936
                                       -----        -----        -----
          TOTAL                        4,677        3,350        3,425
                                       =====        =====        =====

          (*) Floating rates are principally based on 6 months LIBOR.

          As of December 31, 1995, the parent company had an amount of FF 2,600 million of medium-term lines of credit, of which FF 319 million were used. At December 31, 1994 there was a FF 3,000 million available credit of which FF 250 million were used. At December 31, 1993 there was FF 3,600 million available credit, none of which was being used. These facilities are primarily with international banks and initially extend for periods up to 5 years (with an average maturity of approximately 2.5 years).

          Net balance sheet debt

         (In millions of FF)                                      1995             1994             1993
         Long-term debt (including preference shares)            4,677             3,350           3,425
         Short-term debt                                         1,584             1,388           1,473
                                                                 -----             -----           -----

         Total debt (including preference shares)                6,261             4,738           4,898
         Cash and cash equivalents                              (2,645)           (2,293)         (1,764)
         TSDI                                                    1,087             1,146           1,199
                                                                 -----             -----           -----

                                                                 4,703             3,591           4,333
                                                                 =====             =====           =====

          Convertible and other bonds

          In 1988, the Group issued 1,445,000 bonds of FF 550 each, convertible into ordinary shares on a one for three basis. The 297,934 bonds outstanding at 31 December 1993 matured within the first quarter 1994.


          Other bonds :

          (In millions of FF)                 Less than      Interest       Total
                                                1 year       accrued
          6.20 % 1986                            100            3            103

          First maturity    July 8, 1993

          Last              July 8, 1996

          Private placement

          To finance the acquisition of Anchor Hocking, CarnaudMetalbox Investments (USA), Inc. issued in May 1993 a Private Placement of US Dollar 205 million with two tranches maturing respectively in 2000 for US Dollar 100 million, and 2005 for US Dollar 105 million, subscribed by US investors (Insurance companies) and guaranteed by CarnaudMetalbox. The average interest is 7.3 %.


Note 14 - ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

          (In millions of FF)                     1995         1994         1993
          Trade accounts payable                 4,182        4,931        4,277
          Current income tax liability             210          438          523
          Other taxes and social security          398          503          452
          Other payables and accruals            1,498        1,563        1,631
                                                 -----        -----        -----

                                                 6,288        7,435        6,883
                                                 =====        =====        =====

Note 15 - FINANCIAL EXPENSE (NET)

          (In millions of FF)                          1995            1994            1993
          Net interest income                           123              94             138
          Gain on sale of marketable securities           2               1               8
                                                       ----            ----            ----
          Total financial income                        125              95             146
                                                       ----            ----            ----
          Interest on TSDI                              (99)           (101)           (139)
          Preference share dividends                    (77)           (137)           (164)
          Interest on debt                             (550)           (363)           (404)
                                                       ----            ----            ----
          Total financial expense                      (726)           (601)           (707)
                                                       ----            ----            ----
          Dividends received                             24              28              37
          Translation and exchange adjustments          (12)(*)         (14)(*)           6(*)
          Other, net                                     22             (38)            (57)
                                                       ----            ----            ----
                                                       (567)           (530)           (575)
                                                       ====            ====            ====

          (*) Includes the effect of translating the financial statements of subsidiaries operating in hyperinflationary economies (FF
                    (12) million, FF (22) million and FF (12) million in 1995, 1994 and 1993 respectively).

Note 16 - STAFF COSTS

          (In millions of FF)                                   1995          1994          1993
          Wages and salaries including social security
               and other related costs                         5,508         5,625         5,632
                                                              ------        ------        ------

          Average number of employees during the year         30,190        31,100        31,910
                                                              ------        ------        ------

          Number of employees at year end                     28,500        30,290        31,880
                                                              ======        ======        ======

Note 17 - GAIN ON DISPOSALS (NET)

          (In millions of FF)                                     1995       1994       1993

          Net gain on sale of property, plant and equipment         22        219         15
          Net gain on sale of businesses                            76         23        178
                                                                    --         --        ---
                                                                    98        242        193
                                                                    ==        ===        ===

          The FF 76 million gain from the disposal of businesses in 1995 mainly relates to the sale of the Group's 50 % stake in CMB Sonoco. The FF 219 million gain from sale of property, plant and equipment in 1994 is mainly attributable to the sale of the factory site at Woodlands in Singapore (FF 196 million). The FF 23 million net gain from the disposal of businesses mainly relates to the sale of Secura Singapore Private Ltd. and Speedprint.

          In 1993, the FF 178 million gain from the disposal of businesses relates mainly to the sale of Pharmaflex, High Performance Plastics division and Bioplast/Impetus.

Note 18 - PROVISION FOR INCOME TAX

          The provision for income tax consists of the following :

          (In millions of FF)     1995      1994      1993
          Current income tax      (129)     (253)     (181)
          Deferred income tax       35         8      (102)
                                   ---      ----      ----
                                   (94)     (245)     (283)
                                   ===      ====      ====

          The overall effective tax rate is 9.4 % (1994 - 16.0 % and 1993 - 21.7 %). The reduction of the overall effective tax rate in 1995 as compared to 1994 resulted from the effects of reorganization and rationalization of the Group's legal and financial structure and a continuing re-evaluation of provision requirements. The reduction in 1994 as compared to 1993 mainly resulted from the combination of reduced taxation on capital gains (primarily the sale of the Woodlands factory site in Singapore) and the re-evaluation of provision requirements. As of December 31, 1995, the tax effect of the Group's worldwide tax losses amounts to FF 844 million, of which FF 727 million have an expiry date after 1998.

Note 19 - EARNINGS PER SHARE

          Earnings per share are calculated on a weighted average of 85.3 million shares in issue during the year (1994 - 82.0 million and 1993
          - 81.1 million).

          (In FF)                1995     1994     1993

          Earnings per share      9.4     11.6     10.3
                                  ---     ----     ----

          The effect of a full conversion of outstanding shares would be as follows:

          (In millions of FF)                                        1995      1994      1993
          Net income                                                  805       950       835
          Interest on convertible bonds 1988                           -          1        11
          Interest on stock options                                    18        21        23
          Related tax effect                                           (7)       (7)      (11)
                                                                     ----      ----      ----
          Net income restated                                         816       965       858
          Average number of shares (fully diluted) (in millions)     87.3      84.2      84.1
          Earnings per share on fully diluted basis (in FF)           9.3      11.5      10.2
          -----------------------------------------------------------------------------------

Note 20 - CONSOLIDATED STATEMENTS OF CASH FLOWS

          Change in operating assets and liabilities

          The table below sets out a reconciliation between the balance sheet movements related to working capital and the decrease/(increase) in working capital in the cash flow statements.

           (In millions of FF)                                          1995        1994        1993
          Decrease/(increase) in inventories                             271        (249)       (165)
          (Increase)/decrease in trade and other receivables              (8)       (165)         37
          (Decrease) /increase in trade and other payables            (1,147)        552         277
                                                                      ------         ---         ---
          (Increase)/Decrease in working capital per balance
           sheet                                                        (884)        138         149
          Working capital of newly consolidated subsidiaries              23         (89)        247
          Working capital of subsidiaries sold                          (104)        (18)        (91)
          Currency conversion                                             49         (74)       (162)
          Movement in payables for capital expenditure                   (20)       (102)         76
          Decrease in current income tax liability                       227          85           7
          Payment of acquisition liability of GWS Metallipakkaus OY       -          128          -
          Working capital of subsidiaries deconsolidated                  -           -         (117)
          Other, net                                                      -           -           17
                                                                      ------         ---         ---
          Change in working capital per cash flow statements            (709)         68         126
                                                                        ====          ==         ===

Note 21 - SUBSEQUENT EVENTS

          Refer to Note 1 relating to the combination of CarnaudMetalbox and Crown Cork & Seal Company, Inc.


Note 22 - FINANCIAL INSTRUMENTS

          Financial instruments with off-balance sheet risk and concentration of credit risk.

          The Group uses financial instruments with off-balance sheet risks primarily to manage its exposure to fluctuations in interest rates and foreign currency exchange rates. The Group controls the credit risks associated with these financial instruments through credit approvals, investment limits and centralized monitoring procedures but does not normally give or require collateral or other security to or from the parties to the financial instruments with off-balance sheet risk. In addition, the Group conducts its operations with customers located throughout the world. Management believes that receivables are well diversified, thereby reducing potential risk to the Group. As a consequence, the Group does not anticipate non-performance by counterparts which could have a significant impact on its financial position or results of operations. As far as financial instruments are concerned, the Group uses liquid instruments with creditworthy financial institutions. The Group does not enter into leveraged, tiered or illiquid contracts.

22-1      Hedging strategy

          Hedging of trade transactions in foreign currencies
          The  policy  of the  Group  is to  hedge  its  transactional  exposure involving cash flows in foreign currencies. Cover is executed centrally by the Group Treasury Department which seeks to match a net exposures across the Group and then to cover the net position externally. The Group Treasury Department exercises limited discretion over the timing of such cover activity within well defined and tightly controlled limits.

          Balance sheet hedging
          In terms of balance sheet exposure, the policy is implemented by matching foreign currency assets and liabilities wherever possible. This is achieved through the individual capital structure of overseas subsidiaries complemented by Group central hedging activity. Such hedging activity includes interest rate and currency swaps, interest rate options and forward rate agreements.

          Commodities
          In terms of commodity price risk, the Group's policy is to hedge known commitments in order to reduce adverse price fluctuations. This is achieved through a combination of commercial supply contracts and financial instruments, including forward swaps and options.

22-2      Summary of financial instruments

(In millions of FF)                                                                  1995

                 Instrument                                                        Maturity

Interest rate hedging activity                          Total          1996     1997       1998      1999      2000      beyond
Long-term interest rate swap

- - Receive-fixed swap         Notional amount(a)         4,136            -        760      1,530         -      490      1,356
                 Weighted average received rate         7.81%
    Weighted average paid rate (as of 31.12.95)         6.70%

- - Pay-fixed swap             Notional amount(a)         3,754           311     2,325        245         -        -        873
                     Weighted average paid rate         8.37%
Weighted average received rate (as of 31.12.95)         5.27%
                                                                      -------------------------------------------------------------


    Foreign currency hedging activity                   Total          1996     1997       1998      1999      2000      beyond

Forward exchange contract       Notional amount         1,811         1,787        24          -         -        -          -

Short-term currency swaps       Notional amount         7,883         7,883         -          -         -        -          -
                                                     ------------------------------------------------------------------------------

        Commodity hedging activity                      Total          1996     1997       1998      1999      2000      beyond

Forward swaps                   Notional amount           150           135        15          -         -        -          -

Collars                         Notional amount           154           154         -          -         -        -          -
                                                     ------------------------------------------------------------------------------


(a) Notional amount includes different swaps denominated in foreign currencies and translated into French Francs using the consolidation closing rate.

  (In millions of FF)                                                                1994

                 Instrument                                                        Maturity

Interest rate hedging activity                          Total          1995       1996      1997       1998      1999     beyond
Long-term interest rate swap

- - Receive-fixed swap         Notional amount(a)         2,895             -         -        835         -          -     2,060
                 Weighted average received rate         8.15%
    Weighted average paid rate (as of 31.12.94)         8.38%

- - Pay-fixed swap             Notional amount(a)         3,814           321        34      2,384       267          -       808
                     Weighted average paid rate         8.03%
Weighted average received rate (as of 31.12.94)         6.22%
                                                     ------------------------------------------------------------------------------

FRA contract
                         Notional amount bought           411           411         -          -         -          -         -
                                Guaranteed rate         5.86%

                           Notional amount sold           536           536         -          -         -          -         -
                                Guaranteed rate         6.00%
                                                     ------------------------------------------------------------------------------

CAP (b)
                         Notional amount bought         1,484         1,484         -          -         -          -         -
                                Guaranteed rate         6.40%
                                                     ------------------------------------------------------------------------------

FLOOR (b)
                         Notional amount bought           418           418         -          -         -          -         -
                                Guaranteed rate         5.00%
                                                     ------------------------------------------------------------------------------

    Foreign currency hedging activity            Total     1995     1996    1997    1998    1999    beyond

Forward exchange contract    Notional amount     1,123     1,085      26      12      -      -        -

Short-term currency swaps    Notional amount    11,551    11,551      -       -       -      -        -

(a) Notional amount includes different swaps denominated in foreign currencies and translated into French Francs using the consolidation closing rate.

(b)  These CAPS and FLOORS cover 1994 operations and mature early January 1995.

  (In millions of FF)                                                              1993

                 Instrument                                                       Maturity

Interest rate hedging activity                     Total        1994       1995      1996      1997       1998     1999     beyond

Long-term interest rate swap

- - Receive-fixed swap         Notional amount(a)    1,209          -         -          -         -         -        -       1,209
                 Weighted average received rate    7.28%
    Weighted average paid rate (as of 31.12.93)    5.37%

- - Pay-fixed swap             Notional amount(a)    2,422         295       354        295       436       295       -         747
                     Weighted average paid rate    8.33%
Weighted average received rate (as of 31.12.93)    4.37%

Swaption
  - Pay-fixed swap              Notional amount      884         884        -          -         -         -        -          -
                                      Paid rate    7.36%
                 Received rate (as of 31.12.93)    5.25%
                                                 ----------------------------------------------------------------------------------

FRA contract
                         Notional amount bought    1,192       1,192        -          -         -         -        -          -
                                Guaranteed rate    7.26%

                           Notional amount sold    1,024       1,024        -          -         -         -        -
                                Guaranteed rate    6.64%
                                                 ----------------------------------------------------------------------------------

CAP (b)
                         Notional amount bought    2,256         737     1,519         -         -         -        -          -
                                Guaranteed rate    5.49%
                                                 ----------------------------------------------------------------------------------

FLOOR (b)
                         Notional amount bought      436          -        436         -         -         -        -          -
                                Guaranteed rate    5.00%
                                                 ----------------------------------------------------------------------------------



Foreign currency hedging activity                 Total         1994      1995       1996      1997      1998     1999     beyond
Forward exchange contract       Notional amount     856          845        11         -         -         -        -          -

Short-term currency swaps       Notional amount     674          674        -          -         -         -        -          -
                                                 ----------------------------------------------------------------------------------

(a) Notional amount includes different swaps denominated in foreign currencies and translated into French Francs using the consolidation closing rate.

22-3      Concentration of credit risk

          The financial instruments discussed above contain an element of risk that the counterparts may be unable to meet the terms of the agreements. However, the Group minimizes such risk exposure by limiting the counterparts to major international banks and financial institutions. Management does not expect to record any significant losses as a result of counterpart default. The Group has business activities with customers and associates around the world, and its receivables from and guarantees to such parties are well diversified. Consequently, in management's opinion, no significant concentration of credit risk exists for the Group.

22-4      Fair value of financial instruments

          In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures about Fair Value of Financial Instruments", which was subsequently amended in 1994 by Statement of Financial Accounting Standards No. 119 ("SFAS 119") "Disclosure about Derivatives Financial Instruments and Fair Value of Financial Instruments". SFAS 107 and SFAS 119 require disclosures of the estimated fair value of all financial instruments other than specified items such as lease contracts, subsidiary and affiliate investments and employers' pension and benefit obligations. Except for publicly traded equity and marketable debt securities for which market prices have been used, these values have been estimated for the majority of the Group's financial instruments. Accordingly, fair values are based on estimates using various valuation techniques, such as present value of future cash flows. However, methods and assumptions used to disclose data presented herein are inherently judgmental and involve various limitations, including the following :

          - fair values presented do not take into consideration the effects of future interest rate and currency fluctuations,

          - fair values presented do not take into consideration any tax impact,

          - estimates are not necessarily indicative of the amounts that the Group would realize upon subsequent disposal or termination of a financial instrument.

          As a consequence, the use of different estimations, methodologies and assumptions may have a material effect on the estimated fair value amounts. The methodologies used are as follows :

          Non-current   assets,   investments  and  loans  to   non-consolidated
          companies

          The fair values of these financial instruments were determined by estimating future cash flows on an item-by-item basis and discounting these future cash flows using the Group's incremental rates at year-end for similar types of financial instruments.

          Cash  and  cash  equivalents,   trade  and  other  receivables,   bank
          overdrafts, short-term borrowings, accounts payable and other current liabilities

          The carrying amounts reflected in the consolidated financial statements are reasonable estimates of fair value because of the relatively short period of time between the origination of the instruments and their expected realization.

          Long-term debt

          The fair values of these financial instruments were determined by estimating future cash flows on a borrowing-by-borrowing basis and discounting these future cash flows using the Group's incremental borrowing rates at year-end for similar types of borrowing arrangements. Interest on floating long-term debt are settled for short periods. As a consequence, the fair value is approximated by the carrying value.

          Interest rate swaps, currency swaps, FRAs, swaptions, options and forward exchange contracts

          The fair value of these instruments is the estimated amount that the Group would receive or pay to settle the related agreements as of December 31, 1995, 1994 and 1993 based upon current interest rates.

  (In millions of FF)                             1995                        1994                        1993

                                         Carrying    Estimated       Carrying     Estimated      Carrying     Estimated
                                          amount     fair value       amount      fair value      amount      fair value
  BALANCE SHEET
  Equity securities for which it is :
  -  Practicable to estimate fair value    88            88             97           97            140           140
  - Not practicable                        31            31             10           10             19            19
  Loans and advances                       56            53             56           52            128           125
  Perpetual notes (c)                   1,087           929          1,146        1,042          1,199         1,349
  Debenture loans                       1,917         1,943          2,248        2,117          1,505         1,612
  Bank loans                              422           414            189          190            257           257
  Preference shares (d)                 2,100         2,122            627          621          1,307         1,373
  Current portion of long-term debt     1,379         1,379          1,318        1,318          1,399         1,399
  (excluding current portion of
  capital lease obligation)

  OFF-BALANCE SHEET
  Long-term interest rate swaps             -           (38)            -          (182)             -          (158)
  Short-term currency swaps                 -            (b)            -            (b)             -            (b)
  Caps/Floor contracts                      -            (a)            -            (a)             -            (a)
  FRA contracts                             -            (a)            -            (a)             -            (a)
  Swaptions                                 -            (a)            -            (a)             -            (a)
  Forward exchange contracts                -            (a)            -            (a)             -            (a)
  Financial guarantees                      -            (a)            -            (a)             -            (a)

  Commodity hedging activity
  Forward swaps                             -           (10)            -             -              -             -
  Collars                                   -            (a)            -             -              -             -

(a)  Estimated fair value is immaterial.
(b) In view of the short average remaining maturity of the currency swaps, the effect of discount premiums on the fair value was considered immaterial.
(c) The fair value of the Perpetual notes (FF 624 million, FF 769 million and FF 735 million at December 31, 1995, 1994 and 1993 respectively) includes the effect of the related swap for FF 305 million, FF 273 million and FF 614 million at December 31, 1995, 1994 and 1993 respectively.
(d) The fair value of Preference shares at December 31, 1995 includes the effect of indemnity fees (FF 48 million) relating to SPEC Preference shares.


Note 23 - OTHER COMMITMENTS

23-1      Capital commitments

          At December 31, 1995, total capital commitments (authorized and committed) amounted to FF 369 million.

23- 2     Other commitments

          Commitments not otherwise disclosed amount to:

          (In millions of FF)              1995   1994   1993
          Retirement indemnities (1)        101    107     96
          Discounted bills with recourse    131    155    191
          Other commitments                 356    302    237

          (1) net amount of differences arising from changes in actuarial assumptions spread over the average remaining service lives of the employees.

Note 24 - INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHICAL AREA

          The tables below set out an analysis of net sales, operating income, capital expenditure, number of employees, identifiable assets, corporate assets and total assets at year end by business segment and geographical area (country of production):

24-1      Business segment

                                                             Engineering
                                        Metal      Plastics     & other   Intersegment
          (In millions of FF)         Packaging   Packaging   activities     Sales       Total
          1993
          Net sales                    17,899       5,341       1,232         (132)      24,340
          Operating income              1,288         316         (21)                    1,583
          Capital expenditure           1,125         385          57                     1,567
          Number of employees          21,010       7,940       2,930                    31,880
          Identifiable assets (*)      11,574       3,593       2,435                    17,602
          Corporate assets (*)             -           -        1,154                     1,154
          Goodwill                      2,692       1,250          60                     4,002
          Merger intangible             4,691          -           -                      4,691
          Total assets                 18,957       4,843       3,649                    27,449
                                     ----------------------------------------------------------
          1994
          Net sales                    18,615       5,055       1,334         (114)      24,890
          Operating income              1,451         245          13                     1,709
          Capital expenditure           1,540         382          66                     1,988
          Number of employees          20,240       7,350       2,700                    30,290
          Identifiable assets (*)      11,408       3,937       2,873                    18,218
          Corporate assets (*)             -           -        1,490                     1,490
          Goodwill                      2,593       1,409          71                     4,073
          Merger intangible             4,691          -           -                      4,691
          Total assets                 18,692       5,346       4,434                    28,472
                                     ----------------------------------------------------------
          1995
          Net sales                    18,678       5,085         992         (145)      24,610
          Operating income              1,139         234         (24)                    1,349
          Capital expenditure           1,541         361          95                     1,997
          Number of employees          20,720       6,223       1,557                    28,500
          Identifiable assets (*)      12,547       2,733       2,530                    17,810
          Corporate assets (*)             -           -        2,198                     2,198
          Goodwill                      2,706       1,207         148                     4,061
          Merger intangible             4,691          -           -                      4,691
          Total assets                 19,944       3,940       4,876                    28,760
                                     ----------------------------------------------------------

          (*)  excluding goodwill and merger intangible

24-2      Geographical area

          (In millions of FF)       European      Other      Total
                                      Union
          1993
          Net sales                   19,317      5,023     24,340
          Operating income             1,189        394      1,583
          Capital expenditure          1,010        557      1,567
          Number of employees         21,460     10,420     31,880
          Identifiable assets (*)     11,961      5,641     17,602
          Corporate assets (*)         1,137         17      1,154
          Goodwill                     2,206      1,796      4,002
          Merger intangible            4,691         -       4,691
          Total assets                19,995      7,454     27,449
                                      ------      -----     ------

          1994
          Net sales                   19,478      5,412     24,890
          Operating income             1,409        300      1,709
          Capital expenditure          1,128        860      1,988
          Number of employees         20,480      9,810     30,290
          Identifiable assets (*)     12,178      6,040     18,218
          Corporate assets (*)         1,279        211      1,490
          Goodwill                     2,559      1,514      4,073
          Merger intangible            4,691         -       4,691
          Total assets                20,707      7,765     28,472
                                      ------      -----     ------

          1995
          Net sales                   19,185      5,425     24,610
          Operating income             1,111        238      1,349
          Capital expenditure          1,160        837      1,997
          Number of employees         18,910      9,590     28,500
          Identifiable assets (*)     11,996      5,814     17,810
          Corporate assets (*)         1,972        226      2,198
          Goodwill                     2,692      1,369      4,061
          Merger intangible            4,691         -       4,691
          Total assets                21,351      7,409     28,760
                                      ------      -----     ------

          (*)  excluding goodwill and merger intangible


Note 25 - RELATED PARTIES

          Transactions with equity investees

          Net sales, receivables and payables with related parties (equity investees) were not material for 1993, 1994 and 1995.

Note 26 - LEASES (*)

          (In millions of FF)                             Capital Leases                Operating Leases
                                                         Rentals payable                Rentals payable
                                                       1995          1994                1995        1994
          1995                                            -            96                    -        33
          1996                                           79            79                   72        27
          1997                                           67            72                   39        18
          1998                                           58            56                   24        16
          1999                                           51            52                   18        15
          2000 (and after)                               29           112                   14        49
          2001 and after                                 76             -                   40         -
                                                        ---           ---                  ---       ---
          Total minimum rentals                         360           467                  207       158
          Less: amounts representing interest           (92)         (111)                 ===       ===
                                                        ---           ---
          Capital lease obligations                     268           356
                                                        ===           ===

          (*)  Information not available for 1993

Note 27 - LIST OF THE MAIN GROUP ENTITIES AT DECEMBER 31, 1995


          Group entities                                 Countries            Group interest   Percentage of
                                                                                                  control
          EUROSTEEL
          Food Europe
          CarnaudMetalbox Alimentaire SA                   France                   100.00        100.00
          CarnaudMetalbox BMI                              France                   100.00        100.00
          CarnaudMetalbox Cofem/BMA                        France                   100.00        100.00
          Eurocan Food NV                                  Belgium                  100.00        100.00
          CarnaudMetalbox Magyarorszag KFT                 Hungary                  100.00        100.00
          CarnaudMetalbox Slovakia Sro                     Slovakia                  75.00         75.00

          CarnaudMetalbox Plc (1)                          United Kingdom           100.00        100.00
          Zuchner Verpackungen GmbH & Co. KG               Germany                  100.00        100.00
          Blechpackungswerk Eberswalde / Britz GmbH        Germany                  100.00        100.00
          CarnaudMetalbox Nahrungsmitteldosen GmbH         Germany                  100.00        100.00
          Eberswalde Verpackungen GmbH                     Germany                  100.00        100.00
          Wehrstedt Verwaltungs GmbH                       Germany                  100.00        100.00
          GWS Metallipakkaus OY                            Finland                   80.00         80.00

          Envases CarnaudMetalbox SA (1)                   Spain                     99.86         99.86
          CMB Envases Alimentarios SA                      Spain                     99.86         99.86
          Envases Murcianos SA                             Spain                    100.00        100.00
          CMB Colep Embalagens SA                          Portugal                  54.92         54.92

          Faba Spa                                         Italy                    100.00        100.00
          Faba Sud Spa                                     Italy                     90.48        100.00
          Nuova Sirma Spa                                  Italy                    100.00        100.00
          Baroni Srl                                       Italy                    100.00        100.00
          Italgraf Spa                                     Italy                     90.00         90.00

          Hellas Can SA (1)                                Greece                    72.79         72.79

          (1)  Companies operating in several segments/operations
          (2)  Associated companies

          Group entities                                          Countries           Group interest  Percentage of
                                                                                                        control
          Food Closures
          CarnaudMetalbox Closures Plc                          United Kingdom            100.00        100.00
          CMB Italcaps Srl                                      Italy                     100.00        100.00
          Zuchner Verschlusse GmbH                              Germany                   100.00        100.00
          Envases CarnaudMetalbox SA (1)                        Spain                      99.86         99.86
          CMB Closures Benelux BV                               The Netherlands           100.00        100.00
          CarnaudMetalbox Capsules SA                           France                    100.00        100.00
          Anchor Hocking Packaging Co.                          United States             100.00        100.00
          Anchor Cap and Closures                               Canada                    100.00        100.00

          Speciality Packaging Europe
          CarnaudMetalbox Industries SA                         France                    100.00        100.00
          SMG                                                   France                    100.00        100.00
          CarnaudMetalbox Speciality Packaging (UK) Plc         United Kingdom            100.00        100.00
          Zuchner Gruss Metallverpackungen GmbH & Co. KG        Germany                   100.00        100.00
          Zuchner Metallverpackungen GmbH                       Germany                   100.00        100.00
          CMB Promotional Packaging BV                          The Netherlands           100.00        100.00
          Speciality Packaging Nederland BV                     The Netherlands           100.00        100.00
          Envases Metalner SA                                   Spain                     100.00        100.00
          Speciality Packaging Belgium NV                       Belgium                   100.00        100.00
          CarnaudMetalbox Enterprises, Inc. (1)                 United States             100.00        100,00
          Quitmann Ltd.                                         Ireland                   100.00        100.00
          Stephan & Hoffman                                     Germany                   100.00        100.00
          BMW Vogel AG                                          Switzerland               100.00        100.00

          Aerosols Europe
          CarnaudMetalbox Aerosols (UK) Plc                     United Kingdom            100.00        100.00
          Superbox Aerosols Srl                                 Italy                     100.00        100.00
          CarnaudMetalbox Aerosols France SA                    France                    100.00        100.00
          CarnaudMetalbox Aerosoles SA                          Spain                      99.86        100.00
          CMB Aerosoldosen Deutschland GmbH                     Germany                   100.00        100.00
          CarnaudMetalbox Enterprises, Inc. (1)                 United States             100.00        100.00

          BEVERAGE
          CarnaudMetalbox Bevcan Plc                            United Kingdom            100.00        100.00
          Envases de Bebidas SA                                 Spain                      99.86        100.00
          Eurocan Dranken NV                                    Belgium                   100.00        100.00
          Eurodeksels NV                                        Belgium                   100.00        100.00
          Hellas Can SA (1)                                     Greece                     72.79         72.79
          Sofreb                                                France                    100.00        100.00
          Superbox Contenitori per Bevande Srl                  Italy                     100.00        100.00
          CarnaudMetalbox Ambalaj Sanayive Ticaret AS           Turkey                    100.00        100.00
          Dufalco (2)                                           Belgium                    50.00         50.00

          ENGINEERING
          CarnaudMetalbox Engineering Plc                       United Kingdom            100.00        100.00
          CarnaudMetalbox Enterprises, Inc. (1)                 United States             100.00        100.00
          Simplimatic Engineering Company                       United States             100.00        100.00

          (1)  Companies operating in several segments/operations
          (2)  Associated companies

          Group entities                              Countries             Group interest   Percentage of
                                                                                               control
          PLASTICS
          AMS Europe
          AMS Packaging SA                              France                    94.99         94.99
          AMS Europe                                    France                    94.99        100.00
          EMA                                           France                    94.99        100.00
          Kerplas SNC                                   France                    94.99        100.00
          Plastigold                                    France                    94.99        100.00
          Reggiani                                      Italy                    100.00        100.00
          Kerplas Neuenburg                             Germany                  100.00        100.00
          Momiplast                                     Belgium                   81.02         85.30
          Momitube                                      Belgium                   87.87        100.00
          Risdon Ltd.                                   United Kingdom            94.99        100.00
          AMS America, Inc.                             United States            100.00        100.00

          Risdon (USA)
          Risdon Corporation                            United States            100.00        100.00

          Bottles & Closures Europe
          CarnaudMetalbox Plastique SA                  France                   100.00        100.00
          Astraplastique                                France                   100.00        100.00
          CMB Plastique                                 France                   100.00        100.00
          Polyflex                                      France                    94.99        100.00
          BAP                                           France                   100.00        100.00
          CMB Plastique SNC France                      France                   100.00        100.00
          CMB Bottles & Closures Plc                    United Kingdom           100.00        100.00
          Massmould Holdings Ltd.                       United Kingdom           100.00        100.00
          United Closures and Plastics Plc              United Kingdom           100.00        100.00
          Raku                                          Germany                  100.00        100.00
          Rexpak SA                                     Spain                    100.00        100.00
          CMB Plastpak Plastik Ambalaj Sanayi AS        Turkey                   100.00        100.00
          Zeller Plastik GmbH                           Germany                  100.00        100.00
          Spraysol GmbH                                 Germany                  100.00        100.00
          Zeller France SA                              France                   100.00        100.00
          Zeller Plastik UK Ltd.                        United Kingdom           100.00        100.00
          Zeller Plastik Italia Spa                     Italy                     49.00         49.00
          Zeller Plastik SA (ex Intaplas SA)            Spain                     98.98         99.12
          Zeller Closures Inc. (USA)                    United States            100.00        100.00
          Zeller Plastik SEA Pte Ltd.                   Singapore                100.00        100.00
          Noltemeyer GmbH                               Germany                  100.00        100.00

          (1)  Companies operating in several segments/operations
          (2)  Associated companies

          Group entities                                          Countries           Group interest   Percentage of
                                                                                                           control
          ASIA-PACIFIC
          CarnaudMetalbox (Asia-Pacific) Holdings Pte Ltd.        Singapore                 51.00         51.00
          CarnaudMetalbox Asia Ltd.                               Singapore                 40.85         75.20
          Pet Containers Pte Ltd.                                 Singapore                 29.82         73.00
          CarnaudMetalbox Bevcan Ltd.                             Thailand                  40.33        100.00
          CarnaudMetalbox (Thailand) Ltd.                         Thailand                  24.33         59.57
          CarnaudMetalbox (Hong Kong) Ltd.                        Hong Kong                 48.46        100.00
          CarnaudMetalbox (HK) Holdings Ltd.                      Hong Kong                 48.46        100.00
          CarnaudMetalbox (Hong Kong) Ltd                         Hong Kong                 48.46         50.00
          CarnaudMetalbox (Shenzhen) Ltd.                         China                     48.46        100.00
          CarnaudMetalbox (Guangzhou) Ltd.                        China                     34.72         85.00
          Shanghai CarnaudMetalbox Co. Ltd.                       China                     26.55         65.00
          Beijing CarnaudMetalbox Co. Ltd.                        China                     24.51         60.00
          CarnaudMetalbox (Wuxi) Closures Co. Ltd                 China                     54.21         57.00
          CarnaudMetalbox Packaging Pte Ltd.                      Singapore                 40.85        100.00
          CarnaudMetalbox Technical Services Pte Ltd.             Singapore                 40.85        100.00
          CarnaudMetalbox Closures Pte Ltd                        Singapore                 95.10        100.00
          CarnaudMetalbox Bevcan Sdn Bhd                          Malaysia                 100.00        100.00
          CarnaudMetalbox Packaging Sdn Bhd                       Malaysia                 100.00        100.00
          CarnaudMetalbox (Saigon) Ltd.                           Vietnam                   28.60         70.00

          AFRICA - MIDDLE EAST - CARIBBEAN
          CarnaudMetalbox Overseas Ltd.                           United Kingdom           100.00        100.00
          CarnaudMetalbox Nigeria Plc                             Nigeria                   56.14         56.14
          CarnaudMetalbox Toyo Glass Nigeria Plc                  Nigeria                   53.48         53.48
          CarnaudMetalbox Kenya Ltd.                              Kenya                     98.81         98.81
          CarnaudMetalbox Siem                                    Ivory Coast               84.75         84.75
          CarnaudMetalbox (Zimbabwe) Ltd.                         Zimbabwe                  70.00         70.00
          CarnaudMetalbox  Senegal                                Senegal                   72.47         72.47
          CarnaudMetalbox Jamaica Ltd.                            Jamaica                  100.00        100.00
          CarnaudMetalbox Barbados Ltd.                           Barbados                 100.00        100.00
          CMB Packaging Trinidad Ltd.                             Trinidad                 100.00        100.00
          CarnaudMetalbox Tanzania Ltd.                           Tanzania                  57.00         57.00
          Carnaud Maroc (2)                                       Morocco                   44.67         44.67

          (1)  Companies operating in several segments/operations
          (2)  Associated companies

          Group entities                                                   Countries              Group interest     Percentage of
                                                                                                                        control
          TECHNOLOGY
          CarnaudMetalbox Technology Plc                                     United Kingdom            100.00           100.00

          HOLDINGS
          CarnaudMetalbox                                                    France               Parent Company
          Societe de Participations CarnaudMetalbox (SPC)                    France                    100.00           100.00
          CarnaudMetalbox Group Services (GEIE)                              France                    100.00           100.00
          Societe de Participations Etrangeres CarnaudMetalbox (SPEC)        France                    100.00(*)         72.00(*)
          CMB Packaging International NV                                     Belgium                   100.00           100.00
          CarnaudMetalbox NV                                                 The Netherlands           100.00           100.00
          CarnaudMetalbox Group UK Ltd.                                      United Kingdom            100.00           100.00
          CarnaudMetalbox Holdings (UK) Ltd.                                 United Kingdom            100.00           100.00
          CarnaudMetalbox Plc (1)                                            United Kingdom            100.00           100.00
          CarnaudMetalbox Deutschland GmbH                                   Germany                   100.00           100.00
          CarnaudMetalbox Plastik Holding GmbH                               Germany                   100.00           100.00
          CarnaudMetalbox Italia Srl                                         Italy                     100.00           100.00
          Envases CarnaudMetalbox SA (1)                                     Spain                      99.86            99.86
          CarnaudMetalbox Investments (USA), Inc.                            United States             100.00           100.00
          Standfast Reinsurance                                              Luxembourg                100.00           100.00

          (1)  Companies operating in several segments/operations
          (2)  Associated companies
          (*)  See Note 12-2